Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

LEASE AGREEMENT MSN 2480

dated 04 February 2021

between

Wilmington Trust Company as Owner Trustee for Aircraft MSN 2480 Trust, not in its individual capacity but solely as Owner Trustee under the Trust Agreement

(the “Lessor”)

- and -

GLOBAL CROSSING AIRLINES INC.

(the “Lessee”)

- relating to -

Airbus A321-231 Aircraft, MSN 2480,

equipped with two engines bearing ESN V11437 and V12767

TABLE OF CONTENTS

1.	DEFINITIONS and INTERPRETATION	5
2.	REPRESENTATIONS and WARRANTIES	15
3.	CONDITIONS PRECEDENT	18
4.	COMMENCEMENT	21
5.	PAYMENTS	23
6.	MANUFACTURER’S WARRANTIES	28
7.	LESSOR’S COVENANTS and DISCLAIMERS	29
8.	LESSEE’S COVENANTS	31
9.	INSURANCE	42
10.	INDEMNITY	45
11.	EVENTS OF LOSS	47
12.	RETURN OF AIRCRAFT	49
13.	DEFAULT	51
14.	ASSIGNMENT, TRANSFER and FINANCING	56
15.	GOVERNING LAW AND JURISDICTION	59
16.	MISCELLANEOUS	60
	SCHEDULE 1 – DESCRIPTION OF AIRCRAFT	65
	SCHEDULE 2 – OPERATING CONDITION AT DELIVERY	68
	SCHEDULE 3 – OPERATING CONDITION AT REDELIVERY	73
	SCHEDULE 4 – INSURANCE REQUIREMENTS	78
	SCHEDULE 5 – REIMBURSEMENT BY LESSOR FROM SUPPLEMENTAL RENT AMOUNTS	80
	SCHEDULE 6 – CERTIFICATE OF ACCEPTANCE	82
	SCHEDULE 7 – CERTIFICATE OF DELIVERY CONDITION	83
	SCHEDULE 8 – FORM OF IDERA	87
	SCHEDULE 9 – MONTHLY UTILIZATION AND STATUS REPORT	88

LEASE AGREEMENT MSN 2480

This LEASE AGREEMENT MSN 2480, dated 04 February 2021 (the “Signing Date”), is between:

(1)

Wilmington Trust Company as Owner Trustee for Aircraft MSN 2480 Trust, not in its individual capacity but solely as Owner Trustee under the Trust Agreement, having its principal place of business at 1100 North Market Street, Wilmington, Delaware, 19890-1605 (the “Lessor”), and

(2)

Global Crossing Airlines Inc., a private company incorporated under the laws of the State of Delaware, United States of America, whose registered office is at Building 5A, Miami Int’l Airport, Miami, Florida, US (the “Lessee”).

RECITALS:

(A)	Prior to Delivery Lessor shall be the owner of the Airbus A321-231 aircraft bearing manufacturer’s serial number 2480.

(B)	Lessor wishes to lease the Aircraft to Lessee, and Lessee agrees to lease the Aircraft from Lessor, upon and subject to the covenants, terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration whose receipt and sufficiency are acknowledged, Lessor and Lessee agree as follows:

1.	DEFINITIONS and INTERPRETATION

1.1.Definitions

In this Agreement the following expressions shall, unless the context otherwise requires, have the following respective meanings:

Affiliate

in relation to any Person, any other Person controlled directly or indirectly by that Person, any other Person that controls directly or indirectly that Person or any other Person under common control with that Person. For this purpose, “control” of any Person means ownership of a majority of the voting power of such Person.

Agreed Maintenance Performer

Manufacturer or reputable maintenance organization that is (i) experienced in maintaining aircraft and/or engines of the same type as the Aircraft and the Engines, (ii) duly certificated by EASA or FAA under Part 145, and by the Aviation Authority, and (iii) not unreasonably objected to by Lessor pursuant to Section 7.4.

Agreed Value	US$14,000,000
Aircraft	the aircraft described in Part l of Schedule 1 (which term includes, where the context admits, a separate reference to Airframe, all Engines, Parts and Aircraft Documents).
Aircraft Documents	the documents, data and records identified in or pursuant to Part 2 of Schedule 1 and all additions, renewals, revisions and replacements from time to time made in accordance with this Agreement.
Airframe	the Aircraft, excluding the Engines and the Aircraft Documents.

Airframe Manufacturer	Airbus.
Applicable Law

all applicable (i) laws, treaties and international agreements of any national government, (ii) laws of any state, province, territory, locality or other political subdivision of a national government, and (iii) rules, regulations, judgments, decrees, orders, injunctions, writs, directives, licenses and permits of any Government Entity or arbitration authority.

Approved Maintenance Program

the maintenance program of Lessee approved by Lessor in writing on or before the Delivery Date, which shall at all times be in compliance with the Airframe Manufacturer’s MPD and the Engine Manufacturer’s MPD, as the same may be amended from time to time in accordance with this Agreement.

APU

(i) the auxiliary power unit listed in Schedule 1, (ii) any and all Parts, so long as such Parts are incorporated in, installed on or attached to such auxiliary power unit or so long as title to such Parts is vested in Lessor in accordance with the terms of Section 8.17 after removal from such auxiliary power unit, and (iii) insofar as the same belong to Lessor, all substitutions, replacements or renewals from time to time made in or to such auxiliary power unit or to any of the Parts referred to in clause (ii) above, as required or permitted under this Agreement.

ATC/Airport Authority	any air traffic control authority, including Eurocontrol, and any airport authority with jurisdiction over any aircraft operated by Lessee or any sublessee.
Aviation Authority

any and all Government Entities that, under the laws of the State of Registration, from time to time (i) have control or supervision of civil aviation; or (ii) have jurisdiction over the registration, airworthiness or operation of, or matters relating to, the Aircraft.

Basic Rent	all amounts payable pursuant to Section 5.3(a).
Beneficiary	means Albifrons Ltd., a limited liability company incorporated under the laws of Ireland.
Business Day	a day (other than a Saturday or Sunday) on which business of the nature required by this Agreement is carried out in the city in which Lessee’s office listed in Section 16.10(b) is located.
Certificate of Acceptance	a certificate in the form attached as Schedule 6 to be completed and executed by Lessor and Lessee at the time of Delivery.
Certificate of Delivery Condition	a certificate in the form attached as Schedule 7 to be completed and executed by Lessor and Lessee at the time of Delivery.
Commitment Fee	US$375,000 (Three Hundred Seventy Five Thousand US Dollars).
CPCP	Lessee’s Corrosion Prevention and Control Program that is a part of the Approved Maintenance Program.

Cycle	One take-off and landing of an airframe.
Damage Notification Threshold	US$250,000 (Two Hundred and Fifty Thousand US Dollars).
Default

any Event of Default and any event which with the giving of notice, lapse of time, determination of materiality or fulfilment of other condition or any combination of the foregoing would constitute an Event of Default.

Default rate	at any time and from time to time, 8.0%, compounded monthly and calculated on the basis of the actual number of days elapsed and on a 360 day year.
Delivery	the delivery of the Aircraft to Lessee in accordance with the terms of this Agreement.
Delivery Date	the date on which Delivery takes place.
Delivery Flight	Aircraft ferry flight from its current location in Tallinn, Estonia to the Delivery Location, as specified in Section 4.2(e)(ii).
Delivery Location	Miami, Florida, USA or another mutually agreed location.
IDERA

means the deregistration power of attorney, the irrevocable deregistration and export request authorisation (IDERA) issued, or as the context may require, to be issued by the Lessee substantially in the form set forth in Schedule 8 to the Lessor and any Lessor financier.

Dollars and $	the lawful currency of the United States of America.
EASA

the European Aviation Safety Agency which was established with the adoption of Regulation No. 1592/2002 by the European Parliament and the Council on July 15, 2002, and any Person succeeding to all or any of its or their functions.

Engine

whether or not installed on the Aircraft:

(a)   each engine of the manufacture, model and serial number specified in Part 1 of Schedule 1, title to which shall belong to Lessor; or

(b)   any engine which replaces that engine, title to which passes to Lessor in accordance with Section 8.17(a);

and in each case includes all modules and Parts from time to time belonging to, installed in or appurtenant to that engine.

Engine Loss	the occurrence, with respect to an Engine, of one of the events set forth in clauses (a) through (d) of the definition of “Total Loss” as if references to the “Airframe” were to such “Engine”.
Engine Loss Date	the relevant date determined in accordance with the definition of “Total Loss Date” as if that definition applied to an Engine Loss.

Engine Manufacturer	International Aero Engines.
Equipment Change	any modification, alteration, addition to or removal from the Aircraft during the Term.
Eurocontrol	the European Organization for the Safety of Air Navigation.
Event of Default	an event specified in Section 13.1.
Excusable Delay

with respect to delivery of the Aircraft, delay or non-performance due to or arising out of acts of God or public enemy, civil war, insurrection or riot, fire, flood, explosion, earthquake, serious accident, restriction, import restriction, any act of government, governmental priority, allocation, regulation or order affecting directly or indirectly, the Aircraft, any manufacturer, Lessor or any materials or facilities, strike or labor dispute causing cessation, slowdown or interruption of work, inability after due and timely diligence to procure equipment, data or materials from manufacturers, suppliers, any existing owner, seller or lessee in a timely manner, damage, destruction or loss, adverse weather conditions preventing any services, inspections or flights of the Aircraft to the extent that such cause is beyond the control of Lessor, whether above mentioned or not and whether or not similar to the foregoing.

Expiry Date

the Scheduled Expiry Date or, if earlier, the date on which:

(a)   the Aircraft has been redelivered in accordance with this Agreement and all obligations of Lessee have been satisfied; or

(b)   Lessor receives the Agreed Value following a Total Loss and any other amounts then due and owing in accordance with this Agreement.

FAA	Federal Aviation Administration of United States of America.
Final Delivery Date	2 April 2021, or other mutually agreed date.
Financial Indebtedness

any indebtedness in respect of:

(a)   moneys borrowed;

(b)   any liability under any debenture, bond, note, loan stock, acceptance credit, documentary credit, finance lease or other security;

(c)   the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession; or

(d)   any guarantee, indemnity or similar assurance against financial loss of any Person in respect of the above.

Financing Documents	any loan agreement, credit agreement or similar agreement between Lessor and any Financing Party under which funds are advanced to Lessor or any Affiliate of Lessor whereby the obligations of Lessor or any Affiliate of Lessor to such Financing Parties relate to the Aircraft or the Operative Agreements.

Financing Security Document	any Financing Document whereby Lessor grants to a Financing Party a Security Interest in the Aircraft and/or in its right, title and interest in this Agreement and any other Operative Documents.
Financing Parties

collectively (i) any Person that has advanced funds to Lessor or an Affiliate of Lessor pursuant to a Financing Document, (ii) any Person that holds a Security Interest in the Aircraft or the Lessor’s right, title and interest in any Operative Document to secure the Lessor’s and/or any Affiliate’s obligations under Financing Documents, (iii) any agent, loan agent, trustee, security trustee, collateral trustee or similar Person acting pursuant to any Financing Document, and (iv) the successors and permitted assigns of such Persons.

Flight Hour

each hour or part thereof (rounded up to one decimal place) elapsing from the moment the wheels of the Airframe leave the ground on take-off until the moment the wheels of the Airframe next touch the ground.

GAAP

generally accepted accounting principles as in effect from time to time in the State of Organization and, subject to changes in such principles from time to time, consistently applied in accordance with the past practices of a Person.

Government Entity

(a)   any national, state or local government, political subdivision thereof or local jurisdiction therein;

(b)   any board, commission, department, division, instrumentality, court, agency or political subdivision thereof; and

(c)   any association, organization or institution of which any of the above is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant.

Habitual Base	the State of Organization or, subject to the prior written consent of Lessor, any other state, province or country in which the Aircraft is for the time being habitually based.
Hull Insurance Deductible	US $750,000
IATA	the International Air Transport Association.
Indemnities

Lessor, Beneficiary, Magnetic MRO AS, as well respective successors and assigns of such Persons and the, members, partners, Affiliates, directors, officers, corporate shareholders, employees, agents and servants of such Persons.

Insurances	as defined in Section 9.1.
Landing Gear	the landing gear assembly of the Aircraft excluding the wheels and brake units.
Lessee Installed Part	a Part installed on the Aircraft after Delivery not in replacement for any Part and not required under Applicable Law on the Aircraft title to which is held by Lessee subject to a Security Interest in favor of an unrelated third party or title to which is held by an unrelated third party and such Part is leased or conditionally sold to Lessee.
Lessor Lien

(a)   any Security Interest from time to time created by or arising through Lessor or any Financing Party in connection with the financing or refinancing of the Aircraft;

(b)   any other Security Interest in respect of the Aircraft that results from acts or omissions of, or claims against, Lessor or any Financing Party not related to the operation of the Aircraft or the transactions contemplated by or permitted under this Agreement; and

(c)   Security Interests in respect of the Aircraft for Non-Indemnified Taxes.

LLPs	Life limited Parts.
Maintenance Program

an Aviation Authority approved maintenance program for the Aircraft encompassing scheduled maintenance, condition monitored maintenance and/or on-condition maintenance of Airframe, Engines and Parts, including servicing, testing, preventative maintenance, repairs, structural inspections, system checks, overhauls, approved modifications, service bulletins, engineering orders, airworthiness directives, corrosion control, inspections and treatments.

Mandatory Equipment Change	an Equipment Change that is required by or performed to comply with an airworthiness directive of the Aviation Authority or EASA or a Manufacturer’s service bulletin.
Manufacturer	with respect to the Airframe, Engine or any Part of the Aircraft, the Airframe Manufacturer, Engine Manufacturer or manufacturer of such Part, respectively.
Minimum Liability Coverage	$600,000,000.00 each occurrence.
MPD	for any Manufacturer, such Manufacturer’s maintenance planning document or EMP-Engine MFG maintenance program/planning guide.
Non-Indemnified Taxes

(a)   Taxes imposed as a direct result of activities of any Tax Indemnitee in the jurisdictions imposing the liability unrelated to such Tax Indemnitee’s dealings with Lessee pursuant to this Agreement or to the transactions contemplated by this Agreement or the operation of the Aircraft by Lessee;

(b)   Taxes imposed on the income, profits or gains of any Tax Indemnitee (i)by any Government Entity in the jurisdictions where such Tax Indemnitee is incorporated, formed or organized or has its principal place of business, or (ii) by any Government Entity in any other jurisdiction where such Tax Indemnitee is liable for such Taxes and such liability has or would have arisen in the absence of the transactions contemplated by this Agreement;

(c)   Taxes imposed with respect to any period commencing or event occurring before the date of this Agreement or after the Expiry Date and unrelated to any Tax Indemnitee’s dealings with Lessee pursuant to this Agreement or to the transactions contemplated by this Agreement;

(d)   Taxes imposed as a direct result of the sale or other disposition of the Aircraft, unless such sale or disposition occurs as a consequence of an Event of Default;

(e)   Taxes imposed by a taxing jurisdiction for a particular tax period in which none of the following is true for that tax period: (i) the operation, registration, location, presence or use of the Aircraft, the Airframe, any Engine or any Part thereof in such jurisdiction, (ii) the place of incorporation, commercial domicile or other presence in such jurisdiction of Lessee, any sublessee or any user of or Person in possession of the Aircraft, the Airframe, any Engine or any Part thereof in such jurisdiction, or (iii) any payments made under this Agreement and related documents being made from such jurisdiction;

(f)   Taxes to the extent caused by the gross negligence or willful misconduct of any Tax Indemnitee; and

(g)   Taxes to the extent caused by a failure by any Tax Indemnitee to furnish in a timely manner notice or information that it is required to furnish to Lessee by the terms of this Agreement.

Operative Documents	this Agreement, the Certificate of Acceptance, the Certificate of Delivery Condition, the IDERA.
Part

whether or not installed on the Aircraft:

(a)   any component, furnishing or equipment (other than a complete Engine) furnished with, installed on or appurtenant to the Airframe and Engines on Delivery; and

(b)   any other component, furnishing or equipment (other than a complete Engine) title to which has, or should have, passed to Lessor pursuant to this Agreement,

but excludes any such items title to which has, or should have, passed to Lessee pursuant to Section 8.17 and any Lessee Installed Part.

Permitted Lien

(a)   any lien for Taxes not assessed or, if assessed, not yet due and payable, or being contested in good faith by appropriate proceedings;

(b)   any lien of a repairer, mechanic, carrier, hangar keeper, unpaid seller or other similar lien arising in the ordinary course of business or by operation of law in respect of obligations which are not overdue in accordance with Applicable Law (or, if applicable, generally accepted accounting principles and practices in the relevant jurisdiction) or are being contested in good faith by appropriate proceedings; and

(c)   any Lessor Lien;

but only if, in the case of (a) and (b), (i) adequate reserves have been provided by Lessee for the payment of the Taxes or obligations in accordance with GAAP; and (ii) such proceedings, or the continued existence of the lien, do not give rise to any reasonable likelihood of the sale, forfeiture or other loss of the Aircraft or any interest therein or of criminal liability on the part of Lessor or any Financing Party.

Person

any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization or Government Entity.

Prohibited Country

any of Albania, Afghanistan, Armenia, Azerbaijan, Belize, Bolivia, Bosnia and Herzegovina, Cambodia, Cameroon, Cape Verde, Ecuador, Equatorial Guinea, Eritrea, Ethiopia, Gambia, Georgia, Ghana, Grenada, Guyana, Haiti, Iran, Iraq, Kyrgyz Republic, Laos, Libya, Madagascar, Malawi, Moldova, Myanmar, Namibia, New Caledonia, Nigeria, North Korea, Sao Tome and Principe, Senegal, Serbia and Montenegro, Solomon Islands, Sudan, Syria, Turkmenistan, Uganda, Uzbekistan, Yemen, Zambia and Zimbabwe.

Redelivery Location	location in EU, UK or US designated by Lessor.
Rent	collectively, all Basic Rent and Supplemental Rent.
Rent Date

the fifteenth (15th) calendar day following the Delivery Date and the corresponding day of each calendar month during the Term or, for any calendar month that does not have a corresponding day, the last day of such calendar month.

Rental Period	each period ascertained in accordance with Section 5.2.
Scheduled Delivery Date	15 March 2021 or such other date mutually agreed by Lessor and Lessee.
Scheduled Expiry Date

the day corresponding to the Delivery Date in the twenty forth (24th) calendar month after the month in which the Delivery Date occurs or, if such calendar month does not have a corresponding day, the last day of such calendar month.

Security Interest

any security interest, mortgage, charge, pledge, lien, encumbrance, claim, assignment, hypothecation, right of set-off or other agreement or arrangement having the effect of creating a security interest.

SRM	the Airframe Manufacturer’s structural repair manual.
State of Organization	Delaware, United States.
State of Registration	Delaware, United States.
Subsidiary

(a)   in relation to any reference to accounts, any company wholly or partially owned by Lessee whose accounts are consolidated with the accounts of the Lessee in accordance with accounting principles generally accepted under accounting standards of the State of Organization; and

(b)   for any other purpose, an entity from time to time:

(i) of which another has direct or indirect control or owns directly or indirectly more than 50% of the voting share capital; or

(ii)  which is a direct or indirect subsidiary of another under the laws of the jurisdiction of its incorporation.

Supplemental Rent

all amounts, liabilities and obligations (other than Rent) that Lessee assumes or agrees to pay under this Agreement to Lessor or any other Person, including payment of Commitment Fee, Engine Performance Restoration Supplemental Rent, Engine LLP Supplemental Rent, Airframe Supplemental Rent, NGS Supplemental Rent, indemnities and the Agreed Value.

Tax Indemnitees

collectively, (i) Lessor, (ii) any Financing Party, (iii) Beneficiary (iv) the respective successors and assigns of Lessor and each Financing Party, and (v) the affiliated group of entities and each member thereof of which each Person listed in clauses (i) through (iv) of this definition is or shall become a member if such group shall file a consolidated income tax return.

Taxes

all present and future taxes, levies, imposts, duties or charges in the nature of taxes, whatever and wherever imposed, including customs duties, value added taxes or similar taxes and any franchise, transfer, sales, use, business, occupation, excise, personal property, stamp or other tax or duty imposed by any national or local taxing or fiscal authority or agency, together with any withholding, penalties, additions to tax, fines or interest thereon or with respect thereto.

Term	the period commencing on the Delivery Date and ending on the Expiry Date or any later date pursuant to Section 12.4.
Total Loss

with respect to the Airframe:

(a)   the actual, arranged or constructive total loss of the Airframe (including any damage to the Airframe which results in an insurance settlement on the basis of a total loss, or requisition for use or hire which results in an insurance settlement on the basis of a total loss);

(b)   the Airframe being destroyed, damaged beyond repair or permanently rendered unfit for normal use for any reason whatsoever;

(c)   the requisition of title, or other compulsory acquisition, capture, seizure, deprivation, confiscation or detention for any reason of the Airframe by the government of the State of Registration (whether de jure or de facto), but excluding requisition for use or hire not involving requisition of title; or

(d)   the hi-jacking, theft, condemnation, confiscation, seizure or requisition for use or hire of the Airframe which deprives any Person permitted by this Agreement to have possession and/or use of the Airframe for more than 60 consecutive days.

Total Loss Date

(a)   in the case of an actual total loss, the actual date on which the loss occurs or, if such date is unknown, the day on which the Aircraft was last heard of;

(b)   in the case of any of the events described in sub-paragraph (a) of the definition of “Total Loss” (other than an actual total loss), the earlier of (i) 30 days after the date on which notice claiming such total loss is given to the relevant insurers, and (ii) the date on which such loss is admitted or compromised by the insurers;

(c)   in the case of any of the events described in sub-paragraph (b) of the definition of “Total Loss”, the date on which such destruction, damage or rendering unfit occurs;

(d)   in the case of any of the events described in sub-paragraph (c) of the definition of “Total Loss”, the date on which the relevant requisition of title or other compulsory acquisition, capture, seizure, deprivation, confiscation or detention occurs, and

(e)   in the case of any of the events described in sub-paragraph (d) of the definition of “Total Loss”, the expiry of the period of 60 days referred to in such sub-paragraph (d);

and in each case, the Total Loss shall be deemed to have occurred at noon Greenwich Mean Time on such date.

Trust Agreement	means the Trust Agreement dated 2021 between the Beneficiary and WILMINGTON TRUST COMPANY in its individual capacity.
Voluntary Equipment Change	an Equipment Change other than a Mandatory Equipment Change.

1.2.	Interpretation.

(a)	In this Agreement, unless the contrary intention is stated, a reference to:

(i)	each of “Lessor”, “Lessee”, “Financing Party” or any other Person includes without prejudice to the provisions of this Agreement any successor in title to it and any permitted assignee;

(ii)	words importing the plural shall include the singular and vice versa;

(iii)	the term “including”, when used in this Agreement, means “including without limitation” and “including but not limited to”;

(iv)	any document shall include that document as amended, novated or supplemented from time to time unless expressly stated to the contrary; and

(v)

a law (1) includes any statute, decree, constitution, regulation, order, judgment or directive of any Government Entity; (2) includes any treaty, pact, compact or other agreement to which any Government Entity is a signatory or party; (3) includes any judicial or administrative interpretation or application thereof; and (4) is a reference to that provision as amended, substituted or re-enacted.

(b)	A “Section”, “Schedule” or “Paragraph” is a reference to a section of, a schedule to or paragraph to this Agreement.

(c)	The headings in this Agreement are to be ignored in construing this Agreement.

2.	REPRESENTATIONS and WARRANTIES

2.1.	Lessee’s Representations and Warranties

Lessee represents and warrants to Lessor as follows:

(a)

Status: Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Organization, has the corporate power to own its assets and carry on its business as it is being conducted and is (or will at the relevant time be) the holder of all necessary air transportation licenses required in connection therewith and with the use and operation of the Aircraft.

(b)

Power and Authority: Lessee has the power to enter into and perform, and has taken all necessary corporate action to authorize the entry into, performance and delivery of, each of the Operative Documents and the transactions contemplated by the Operative Documents.

(c)

Execution and Delivery: Lessee has duly executed and delivered this Agreement, and on or before Delivery, as applicable, shall have duly executed and delivered each of the Operative Documents to which Lessee is a party.

(d)	Legal validity: Each of the Operative Documents to which Lessee is a party constitutes Lessee’s legal, valid and binding agreement, enforceable against Lessee in accordance with its terms.

(e)	Non-conflict: The entry into and performance by Lessee of, and the transactions contemplated by, the Operative Documents to which Lessee is a party do not and will not:

(i)	with any Applicable Laws binding on Lessee;

(ii)	conflict with the constitutional documents of Lessee; or

(iii)

conflict with or result in default under any document which is binding upon Lessee or any of its assets, or result in the creation of any Security Interest over any of its assets, other than Permitted Liens.

(f)

Authorization: All authorizations, consents and registrations required by, and all notifications to be given by, Lessee in connection with the entry into, performance, validity and enforceability of, the Operative Documents and the transactions contemplated by the Operative Documents have been (or will on or before Delivery have been) obtained, effected or given (as appropriate) and are (or will on their being obtained or effected be) in full force and effect.

(g)	No Immunity:

(i)	Lessee is subject to civil and commercial law with respect to its obligations under this Agreement.

(ii)	Neither Lessee nor any of its assets is entitled to any right of immunity and the entry into and performance of the Operative Documents by Lessee constitute private and commercial acts.

(h)	Financial Statements: the audited consolidated financial statements of Lessee and its Subsidiaries most recently delivered to Lessor:

(i)	have been prepared in accordance with GAAP; and

(ii)

fairly present the consolidated financial condition of the Lessee and its Subsidiaries as at the date to which they were drawn up and the consolidated results of operations of the Lessee and its Subsidiaries for the periods covered by such statements.

(i)

Restricted Countries: Lessee does not hold a contract or other obligation to, and does not, operate the Aircraft to or from any of the countries that are the subject of sanctions under U.N. Security Council, EU or US directives.

(j)

Pari Passu: The obligations of Lessee under the Operative Documents rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of Lessee, with the exception of such obligations as are mandatorily preferred by law and not by virtue of any contract.

(k)

Choice of Law: The choice by Lessee of the law of New York to govern this Agreement as set out in Section 15.1 and the submission by the Lessee to the non-exclusive jurisdiction of the courts as set out in Section 15.2 are valid and binding.

(l)	Allowances: Lessee has not claimed and will not claim any capital or depreciation allowances in respect of the Aircraft.

2.2.	Lessee’s Further Representations and Warranties

Lessee further represents and warrants to Lessor that:

(a)	No Default:

No Default or Event of Default has occurred and is continuing or might reasonably be expected to result from the entry into or performance of any of the Operative Documents.

(b)	Registration:

(i)

It is not necessary or advisable under the laws of the State of Organization, the State of Registration or the Habitual Base in order to ensure the validity, effectiveness and enforceability of the Operative Documents or to establish, perfect or protect the property rights of Lessor or any Financing Party in the Aircraft that any instrument relating to this Agreement be filed, registered or recorded or that any other action be taken or, if any such filings, registrations, recordings or other actions are necessary, the same have been effected or will have been effected on or before Delivery;

(ii)

Under all Applicable Laws, including the laws of the State of Organization, the State of Registration and the Habitual Base, the property rights of Lessor and any Financing Parties notified to Lessee in the Aircraft have been fully established, perfected and protected and this Agreement will have priority in all respects over the claims of all creditors of Lessee, with the exception of such claims as are mandatorily preferred by law and not by virtue of any contract.

(c)

Litigation: No litigation, arbitration or administrative proceedings are pending or, to Lessee’s knowledge, threatened against Lessee that, if adversely determined, would have a material adverse effect upon its financial condition or business or its ability to perform its obligations under the Operative Documents.

(d)

Taxes: Lessee has delivered all necessary returns and payments due to all tax authorities having jurisdiction over Lessee, including those in the State of Organization, the State of Registration and the Habitual Base, and Lessee is not required by law to deduct or withhold any Taxes from any payments under this Agreement.

(e)

Material Adverse Change: No material adverse change in the financial condition of Lessee has occurred since the date of the financial statements most recently provided to Lessor on or before the Delivery Date.

(f)

Information: The financial and other information furnished by Lessee in connection with the Operative Documents does not contain any untrue statement of material fact or omit to state any fact the omission of which makes the statements therein, in light of the circumstances under which they were made, materially misleading, and does not omit to disclose any material matter. All forecasts and opinions contained in the financial and other information furnished by Lessee in connection with the Operative Documents were honestly made on reasonable grounds after due and careful inquiry by Lessee.

(g)	Air Traffic Control: Lessee is not in default in the payment of any sums due by Lessee to any ATC/Airport Authority in respect of any aircraft operated by Lessee.

(h)

Insurances: Neither the Insurances nor any part thereof will be, on the Delivery Date, subject to any Security Interest save for any Permitted Lien or as may be created pursuant to the Operative Documents.

(i)

Withholding Taxes: All payments to be made by Lessee under the Operative Documents shall be made by Lessee free and clear of, and without deduction for, any Taxes and no deductions or withholdings are required to be made therefrom and the execution or delivery or performance by Lessee or Lessor of the Operative Documents will not result in the Lessor—

(i)	having any liability in respect of Taxes in the State of Organization, State of Registration or Habitual Base; or

(ii)	having or being deemed to have a place of business in the State of Organization, State of Registration or the Habitual Base.

2.3.	Repetition

The representations and warranties in Section 2.1 and Section 2.2 will survive the execution of this Agreement. The representations and warranties contained in Section 2.1 and Section 2.2 will be deemed to be repeated by Lessee immediately before the Delivery Flight and on Delivery with reference to the facts and circumstances then existing. The representations and warranties contained in Section 2.1 will be deemed to be repeated by Lessee on each Rent Date as if made with reference to the facts and circumstances then existing.

2.4.	Lessor’s Representations and Warranties

Lessor represents and warrants to Lessee that:

(a)

Status: Lessor is a limited liability company duly formed and validly existing under the laws of Delaware. Lessor owns the Aircraft has the power to carry on the business contemplated of Lessor under the Operative Documents.

(b)

Power and Authority: Lessor has the power to enter into and perform, and has taken all necessary action to authorize the entry into, performance and delivery of, the Operative Documents and the transactions contemplated by the Operative Documents.

(c)	Enforceability: Each of the Operative Documents constitutes Lessor’s legal, valid and binding agreement, enforceable against Lessor in accordance with its terms.

(d)	Non-conflict: The entry into and performance by Lessor of, and the transactions contemplated by, the Operative Documents do not and will not:

(i)	conflict with any Applicable Laws binding on Lessor;

(ii)	with the organizational documents of Lessor; or

(iii)	conflict with or result in a default under any document that is binding upon Lessor or any of its assets.

(e)

Authorization: So far as concerns the obligations of Lessor, all authorizations, consents, registrations and notifications required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Operative Documents by Lessor have been (or will on or before Delivery have been) obtained or effected (as appropriate) and are (or will on their being obtained or effected be) in full force and effect.

(f)	No Immunity:

(i)	Lessor is subject to civil and commercial law with respect to its obligations under the Operative Documents.

(ii)	Neither Lessor nor any of its assets is entitled to any right of immunity and the entry into and performance of the Operative Documents by Lessor constitute private and commercial acts.

(g)	Right to Lease: On the execution date of this Agreement and on the Delivery Date, Lessor shall have the right to lease the Aircraft to Lessee under this Agreement.

(h)

Litigation: No litigation, arbitration or administrative proceedings are pending or, to Lessor’s knowledge, threatened against Lessor that, if adversely determined, would have a material adverse effect upon its financial condition or business or its ability to perform its obligations under the Operative Documents.

(i)

Material Adverse Change: No material adverse change in the financial condition of Lessor has occurred since the date of the financial statements most recently provided to Lessee on or before the Delivery Date.

2.5.	Repetition

The representations and warranties in Section 2.4 will survive the execution of this Agreement. The representations and warranties contained in Section 2.4 will be deemed to be repeated by Lessor on Delivery as if made with reference to the facts and circumstances then existing.

3.	CONDITIONS PRECEDENT

3.1.	Lessor’s Documentary Conditions Precedent

Lessor’s obligation to lease the Aircraft to Lessee under this Agreement is subject to the receipt of the following by Lessor from Lessee no less than three Business Days before Delivery Flight in form and substance satisfactory to Lessor, provided, that it shall not be a condition precedent to the obligations of Lessor that any document be produced, or action taken, which is to be produced or taken by Lessor or any Person within its control:

(a)	Constitutional Documents: a copy of the constitutional documents of Lessee, together with an English translation thereof;

(b)

Resolutions: a true copy of a resolution of the board of directors (or the equivalent) of Lessee approving the terms of, and the transactions contemplated by, the Operative Documents to which it is a party, resolving that it enter into the Operative Documents to which it is a party, and authorizing a specified individual or individuals to execute the Operative Documents to which it is a party and accept delivery of the Aircraft on its behalf;

(c)	Operative Documents: a copy of each of the Operative Documents, duly executed by each party thereto other than Lessor, including the chattel paper original counterpart of this Agreement;

(d)

Legal Opinion: a legal opinion, in form and substance satisfactory to Lessor, in respect of Lessee’s obligations under the Operative Documents and Aircraft registration in the State or Registration issued by independent legal counsel to Lessee acceptable to Lessor;

(e)

Approvals: evidence of the issuance of each approval, license and consent which may be required in relation to, or in connection with, the performance by Lessee of its obligations under the Operative Documents;

(f)

Filings and Registrations: evidence that all filings, registrations, recordings and other actions have been taken or made that are necessary or advisable to ensure the validity, effectiveness and enforceability of the Operative Documents and to protect the property rights of Lessor in the Aircraft;

(g)

Licenses: copies of Lessee’s air transport license, air operator’s certificate and all other licenses, certificates and permits required by Lessee in relation to, or in connection with, the operation of the Aircraft;

(h)	Certificate: a certificate of a duly authorized officer of Lessee:

(i)	setting out a specimen of each signature of an officer of Lessee referred to in Section 3.1(b); and

(ii)	certifying that each copy of a document specified in this Section 3.1 is correct, complete and in full force and effect;

(i)

Insurances: certificates of insurance, certificates of reinsurance, insurance brokers’ undertakings, reinsurance broker’s undertakings and other evidence satisfactory to Lessor that Lessee is taking the required steps to ensure due compliance with the provisions of this Agreement as to insurances with effect on and after Delivery;

(j)

Registration; Filings: evidence that the Aircraft has been validly registered under the laws of the State of Registration and that all filings, registrations, recordings and other actions have been or will be taken which are necessary to ensure the validity, effectiveness and enforceability of the Operative Documents and to protect the rights of Lessor in the Aircraft, or Lessee shall have provided evidence and assurances satisfactory to Lessor that the Aircraft will be registered with the Aviation Authority promptly upon Delivery;

(k)

ATC/Airport Authority: letters from Lessee addressed to any ATC/Airport Authority designated by Lessor pursuant to which Lessee authorizes such authority to issue to Lessor, upon Lessor’s request from time to time, a statement of account of all sums due by Lessee to such authority in respect of all aircraft (including the Aircraft) operated by Lessee;

(l)	Acceptance by Process Agent: a letter from the process agent appointed by Lessee pursuant to Section 15.4(a) accepting its appointment;

(m)

Aviation Authority Letter: a letter from the appropriate Aviation Authority (if available) confirming that, upon the occurrence of an Event of Default under this Agreement and a request for deregistration by Lessor, the Aviation Authority will deregister the Aircraft and authorize the export of the Aircraft from the State of Registration; and

(n)	General: such other documents as Lessor may reasonably request.

3.2.	Lessor’s Other Conditions Precedent

The obligation of Lessor to deliver and lease the Aircraft under this Agreement is also subject to the following additional conditions precedent:

(a)

Representations and Warranties: the representations and warranties of Lessee under Sections 2.1 and 2.2 are correct and would be correct if repeated immediately prior to Delivery Flight and on Delivery;

(b)

Payments: all payments due to Lessor under this Agreement on or before Delivery Flight or Delivery, as the case may be (including the Basic Rent due on the Delivery Date and the Commitment Fee), shall have been received by Lessor;

(c)

Interest registration. Lessee shall have consented to the registration on the International Registry of an international interest with respect to the Airframe and each Engine created by this Agreement and Lessor shall have received satisfactory priority search results evidencing such registrations.

3.3.	Lessor’s Waiver

The conditions specified in Sections 3.1 and 3.2 are for the sole benefit of Lessor and may be waived or deferred in whole or in part and with or without conditions by Lessor. If any of those conditions are not satisfied and Lessor (in its absolute discretion) nonetheless agrees to deliver the Aircraft to Lessee, then Lessee will ensure that those conditions are fulfilled within one month after the Delivery Date and Lessor may treat as an Event of Default the failure of Lessee to do so.

3.4.	Lessee’s Conditions Precedent

Lessee’s obligation to accept the Aircraft on lease from Lessor under this Agreement is subject to the satisfaction by Lessor of the following conditions precedent:

(a)

Certificate: the receipt by Lessee of a certificate of a duly authorized officer of Lessor setting out a specimen of the signature of each individual that executes an Operative Document on behalf of Lessor;

(b)	Representations and Warranties: the representations and warranties of Lessor under Section 2.4 are correct and would be correct if repeated on Delivery;

(c)

Registration: evidence that the Aircraft has been validly registered under the laws of the State of Registration; provided, that any costs associated with the registration of the Aircraft or this Agreement with the Aviation Authority shall be the responsibility of the Lessee;

(d)	Delivery Condition: Lessee shall be satisfied that at Delivery Aircraft shall be in compliance with the Delivery Condition Requirements set forth in Schedule 2; and

(e)	Delivery Location: Aircraft is in Delivery Location.

3.5.	Lessee’s Waiver

The conditions specified in Section 3.4 are for the sole benefit of Lessee and may be waived or deferred in whole or in part and with or without conditions by Lessee. If any of those conditions are not satisfied on or before Delivery and Lessee (in its absolute discretion) nonetheless agrees to lease the Aircraft from Lessor, then Lessor will ensure that those conditions are fulfilled within one month after the Delivery Date.

3.6.	Conditions Subsequent

Lessor’s obligation to deliver and commence the leasing of the Aircraft under this Agreement is subject to fulfilment by Lessee at its sole cost and expense of each of the following conditions within the specified time periods:

(a)

if not available prior to Delivery, as soon as reasonably possible following Delivery, and in any event no later than fifteen (15) Business Days after the Delivery Date, a certified true copy of the certificate of registration and certificate of airworthiness for the Aircraft issued by the State of Registration, as well as a copy of the Approved Maintenance Program; and

(b)

as soon as reasonably possible following Delivery, and in any event no later than fifteen (15) Business Days after the Delivery Date, a copy of Lessee’s air operator’s certificate incorporating the Aircraft issued by the Aviation Authority; and

(c)

as soon as reasonably possible following Delivery, and in any event no later than five (5) Business Days after the importation of the Aircraft into the Habitual Base) evidence that all required customs formalities and any customs duties or taxes relating to the import of the Aircraft into the Habitual Base have been complied with and paid, including, but not limited to, a copy of the customs declaration.

3.7.	Indemnity for Non-Occurrence of or Delay in Delivery, Losses, Deficiencies

(a)

Lessee shall hold harmless and indemnify Lessor, without prejudice to any of Lessor’s other rights under the Operative Documents, from and against all costs, expenses, liabilities, break funding costs and losses incurred by Lessor as a result of or arising out of or directly connected with a delay in or the non- occurrence of Delivery by reason of the failure of Lessee to satisfy all or any of the conditions set out in Sections 3.1 and/or 3.2 within the time set out therein for satisfaction of such conditions.

(b)	Lessee agrees that no Lessor Indemnitee shall be liable for, and Lessee hereby waives any claim for:

(i)	any liability, claim, proceeding, loss, damage, fee, cost or expense of any kind caused directly or indirectly by, or associated with, the Aircraft or any part thereof;

(ii)	any failure to deliver or delay in the delivery of the Aircraft to Lessee;

(iii)	any inadequacy of the Aircraft or any part thereof for any purpose (including any failure of the Aircraft to meet the Delivery Condition) or any deficiency or defect therein or loss thereof;

(iv)	the use or performance of the Aircraft or any part thereof;

(v)	except as otherwise expressly set forth in this Agreement, any maintenance, repairs, replacement or modification to the Aircraft or any part thereof;

(vi)	any interruption or loss of service or use of the Aircraft or any part thereof; or

(vii)	any loss of business, profit or revenue or other consequential, incidental or indirect damage or any other damage whatsoever relating to any of the above matters.

4.	COMMENCEMENT

4.1.	Leasing

(a)	Lessor will lease the Aircraft to Lessee and Lessee will take the Aircraft on lease in accordance with this Agreement for the duration of the Term.

4.2	Delivery

(a)

On the Scheduled Delivery Date or other mutually agreed date, Lessor, subject to satisfaction of the conditions precedent set forth in Section 3.1 and 3.2, will tender the Aircraft to be delivered to Lessee and, subject to satisfaction of the conditions precedent set forth in Section 3.4, Lessee will accept the Aircraft in an “AS-IS, WHERE-IS” condition with all faults. Lessee and Lessor shall forthwith complete Annex 1 to the Certificate of Delivery Condition specifying the maintenance status of the Airframe, Engines, APU and Landing Gear, and Lessor and Lessee shall sign and deliver to each other the Certificate of Acceptance and the Certificate of Delivery Condition. Delivery of the signed Certificate of Acceptance to Lessor shall constitute deemed Delivery of the Aircraft to Lessee.

(b)	Termination Prior to Delivery.

(i) If Lessee is unwilling or unable to accept Delivery of the Aircraft on the date the Aircraft is validly tendered for Delivery to Lessee pursuant to this Section 4.2 or any condition precedent set forth in Section 3.1 and 3.2 is not satisfied on or before the Final Delivery Date and, then Lessor may terminate this Agreement by written notice to Lessee. Upon any such termination Lessor shall be entitled to keep the entire portion of the Commitment Fee previously paid to Lessor under Section 5.1, as liquidated damages for loss of a bargain and not as a penalty, provided that the exercise of such remedy by Lessor shall not diminish Lessor’s rights at law or in equity against Lessee.

(ii) If Delivery does not occur by the Final Delivery Date for any reason other than as set forth in Section 4.2(b)(i), then either party, provided that it is not in breach of its obligations herein, may by written notice to the other terminate this Agreement and upon any such termination neither party will have any further obligation to the other under this Agreement except that Lessor shall pay to Lessee an amount equal to the Commitment Fee paid to Lessor under Section 5.1. Lessor shall not be responsible for any damages suffered by Lessee, including damages in respect of any loss or expense or any loss of profit, arising from any delay in the delivery of, or failure to deliver, the Aircraft to Lessee under this Agreement or termination hereof. For the avoidance of doubt, neither Lessor nor Lessee shall be responsible for any delay in delivery of the Aircraft due to causes beyond its control, provided that both parties shall endeavour to act to ensure a timely delivery of the Aircraft on the Scheduled Delivery Date.

(c)	Inspection, Delivery Flight, Discrepancies from Delivery Condition Requirements

(i)

prior to the Signing Date Lessor has made the Aircraft available for the Lessee’s inspection contemplated by Schedule 2, Part A, subject to Lessees further rights under (iv) herein. By executing this Agreement Lessee confirms that it is satisfied that the Aircraft complies with the Delivery Condition Requirements;

(ii)

provided that all conditions precedent has been satisfied, prior to the Scheduled Delivery Date Lessor shall arrange for the Delivery Flight. Lessees representatives shall be allowed to observe the Delivery Flight onboard. The Delivery Flight shall be performed at Lessor’s risk, with the cost of the Delivery Flight being shared in equal parts between Lessor and Lessee, where Lessee shall pay its share of the cost of the Delivery Flight on the second Rent Payment Date;

(iii)

immediately following the Delivery Flight and upon the Aircraft reaching the Delivery Location on that date Delivery shall occur, whereby Lessee will effect acceptance of the Aircraft by execution and delivery to Lessor of the Acceptance Certificate. Lessee’s acceptance of the Aircraft shall be regarded for all purposes as absolute, unconditional and irrevocable;

(iv)

provided that during the Delivery Flight any discrepancies with the Delivery Condition Requirements are detected, Lessee shall immediately notify Lessor thereof and the following provisions shall apply in respect of any such discrepancies:

(1)

if such discrepancies do not affect airworthiness of the Aircraft, Lessee shall accept Delivery of the Aircraft on the day of Aircraft landing at the Delivery Location and Lessor shall select at its sole discretion either: (i) to correct or procure the correction of such discrepancies at no cost to Lessee as soon as possible following the Delivery; or (ii) suggest the Lessee to accept Lessor’s written undertaking to reimburse Lessee for the out-of-pocket cost incurred by Lessee in correcting such discrepancies after Delivery upon receipt of invoices and back-up documentation reasonably satisfactory to Lessor confirming completion of such correction (wherein such costs, the remedies for such discrepancies, and the arrangements relating to the reimbursement by Lessor of Lessee’s costs shall be documented in the Acceptance Certificate (with each party acting reasonably));

(2)

if such discrepancies do affect airworthiness of the Aircraft, Lessor may elect in its sole and absolute discretion: (i) to correct or procure the correction of such discrepancies at no cost to Lessee and the Delivery Date shall be postponed to the date on which Lessor notifies Lessee that such discrepancies have been corrected; or (ii) Lessee may accept Lessor’s written undertaking to reimburse Lessee for the out-of-pocket cost incurred by Lessee in correcting such discrepancies after Delivery upon receipt of invoices and back-up documentation reasonably satisfactory to Lessor confirming completion of such correction (wherein such costs, the remedies for such discrepancies, and the arrangements relating to the reimbursement by Lessor of Lessee’s costs shall be documented in the Acceptance Certificate (with each party acting reasonably)); or (iii) to notify Lessee that it will not correct such discrepancies;

(v)

If Lessor corrects all discrepancies pursuant to Section (2)(i) above, Lessor shall make the Aircraft available for re-inspection by Lessee. Upon completion of such re-inspection, and provided that the Delivery Condition Requirements are then satisfied, Lessee shall effect acceptance of the Aircraft in the manner and with the effect set forth in Section 4.2(c)(iii). If Lessor elects not to correct discrepancies pursuant to Section (2)(iii) above, Lessor shall so notify Lessee and either Lessor or Lessee may terminate this Agreement, in which case the provisions of Section 4.2(b)(ii) shall apply.

(d)	Risk of Loss.

Upon Delivery, the Aircraft, including the Aircraft Documents, the Engines and every Part will be in every respect at the sole risk of Lessee, who will bear all risk of loss, theft, damage or destruction thereto from any cause whatsoever.

(e)	Licences.

Lessee will be responsible for obtaining all licences, permits and approvals which may be necessary to export and or import the Aircraft in the Delivery Location. Lessor will furnish such data and information as Lessor may have in its possession and as may be reasonably requested by Lessee in connection with obtaining any such licence, permit or approval.

4.3	Delayed Delivery

Lessor shall promptly keep Lessee informed to the extent that it becomes aware that Delivery is likely to take place after the Scheduled Delivery Date. If, as a result of the occurrence of damage to the Aircraft not constituting a Total Loss or any Excusable Delay, Lessor delays in the delivery of, or fails to deliver, the Aircraft under this Agreement on the Scheduled Delivery Date, and so long as such failure does not result from the gross negligence or willful misconduct of Lessor, then in any such case Lessor will not be responsible for any losses, including loss of profit, costs or expenses arising from or in connection with the delay or failure suffered or incurred by Lessee.

5.	PAYMENTS

[***]

5.5.	Taxation

(a)

Lessee will on demand pay and indemnify each Tax Indemnitee against all Taxes (other than Non- Indemnified Taxes) levied or imposed against or upon such Tax Indemnitee or Lessee and relating to or attributable to Lessee, the Operative Documents or the Aircraft directly or indirectly in connection with the importation, exportation, registration, ownership, leasing, subleasing, purchase, delivery, possession, use, operation, repair, maintenance, overhaul, transportation, landing, storage, presence or redelivery of the Aircraft or any part thereof or any rent, receipts, insurance proceeds, income or other amounts arising therefrom.

(b)

If any Tax Indemnitee shall, based upon its own reasonable interpretation of any relevant laws or regulations, realize any Tax savings (by way of refund, deduction, credit or otherwise) in respect of any amount with respect to which Lessee shall have made a payment (or increased payment) pursuant to Section 5.4 or shall have indemnified such Tax Indemnitee pursuant to Section 5.8(a), or in respect of the occurrence or transaction which gave rise to such payment or indemnification, and such Tax savings shall not have been taken into account previously in calculating any indemnity payment made by Lessee, then such Tax Indemnitee shall, to the extent that it can do so without prejudice to the retention of the relevant savings and subject to Lessee’s obligations to repay such amount to such Tax Indemnitee if the relevant savings are subsequently disallowed or canceled, pay to Lessee such amount as such Tax Indemnitee shall in its opinion have concluded to be the amount of such Tax savings (together with, in the case of a refund, any interest received thereon); provided, that such Tax Indemnitee shall not be obliged to make any payment to Lessee pursuant to this Section 5.8(b) to the extent that the amount of any Tax savings in respect of which such payment is to be made would exceed the aggregate amount of all prior payments made by Lessee to, on behalf of or as indemnification of such Tax Indemnitee under this Agreement for Taxes less the amount of all prior payments made pursuant to this Section 5.8(b) in respect of such Tax savings. Lessee acknowledges that nothing contained in this Section 5.8(b) shall interfere with the right of any Tax Indemnitee to arrange its tax affairs in whatsoever proper manner it thinks fit (or give Lessee any right to investigate, or impose any obligation on any Tax Indemnitee to disclose, the same) and, in particular, no Tax Indemnitee shall be under any obligation to claim any Tax savings in priority to any other savings available to it; provided, that subject to the foregoing Lessor shall use reasonable good faith diligence to realize Tax savings as described above.

5.6.	Value Added Tax

(a)

For purposes of this Section 5.9, “VAT” means value added tax and any goods and services, sales or turnover tax, imposition or levy of a similar nature, and “supply” includes anything on or in respect of which VAT is chargeable.

(b)	Lessee shall pay each Tax Indemnitee or the relevant taxing authority, as the case may be, the amount of any VAT chargeable in respect of any supply for VAT purposes under this Agreement.

(c)

Each amount stated as payable by Lessee under this Agreement is exclusive of VAT (if any), and if VAT is payable in respect of any amount payable by Lessee under this Agreement, Lessee shall pay all such VAT and shall indemnify each Tax Indemnitee against any claims for the same, and where appropriate Lessee shall increase the payments that would otherwise be required to be made under this Agreement so that such Tax Indemnitee is left in the same position as it would have been had no VAT been payable. Lessee shall provide evidence to Lessor, if available, in respect of payment of any VAT paid by Lessee with respect to this Agreement.

5.7.	Information

If Lessee is required by any Applicable Law, or by any third party, to deliver any report or return in connection with any Taxes, then Lessee will duly complete the same and, in particular, will not state therein that any Person other than Lessee is responsible for the use and operation of the Aircraft and for the Taxes (other than Non-Indemnified Taxes) arising therefrom, and Lessee will, on request, supply a copy of the report or return to any Tax Indemnitee. If Lessee requires any information or cooperation from any Tax Indemnitee in order to satisfy its obligations as set forth above, such Tax Indemnitee shall promptly furnish such information or cooperation as Lessee may reasonably request in writing. If actual notice is given by any taxing authority to Lessor that a report or return is required to be filed with respect to any Taxes (other than Non-Indemnified Taxes), Lessor shall promptly notify Lessee of such required report or return.

5.8.	Taxation of Indemnity Payments

(a)

If and to the extent that any sums payable to any Tax Indemnitee by Lessee under this Agreement by way of indemnity are insufficient, by reason of any Taxes payable in respect of those sums, for such Tax Indemnitee to discharge the corresponding liability to the relevant third party (including any taxation authority), or to reimburse such Tax Indemnitee for the cost incurred by it to a third party (including any taxation authority), Lessee will pay to such Tax Indemnitee such sum as will, after the tax liability has been fully satisfied, leave such Tax Indemnitee with the same amount as it would have been entitled to receive in the absence of that liability, together with interest on the amount of the deficit at the Default Rate in respect of the period commencing on the date on which the payment of taxation is finally due until payment by Lessee (both before and after judgment).

(b)

If and to the extent that any sums constituting (directly or indirectly) an indemnity to any Tax Indemnitee but paid by Lessee to any Person other than such Tax Indemnitee are treated as taxable in the hands of such Tax Indemnitee, then Lessee will pay to such Tax Indemnitee such sum as will, after the tax liability has been fully satisfied, indemnify such Tax Indemnitee to the same extent as it would have been indemnified in the absence of such liability, together with interest on the amount payable by Lessee under this Section 5.11(b) at the Default Rate in respect of the period commencing on the date on which the payment of taxation is finally due until payment by Lessee (both before and after judgment).

5.9.	Default Interest

If Lessee fails to pay any amount payable under this Agreement on the due date, Lessee will pay on demand from time to time to any Tax Indemnitee interest (both before and after judgment) at the Default Rate on such amount from the due date to the day of payment in full by Lessee to such Tax Indemnitee. All such interest shall be compounded monthly and calculated on the basis of the actual number of days elapsed assuming a year of 360 days.

5.10.	Contest

If written claim is made against any Tax Indemnitee for or with respect to any Taxes (other than Non- Indemnified Taxes), such Tax Indemnitee shall promptly notify Lessee. If reasonably requested by Lessee in writing within 30 days after such notification, such Tax Indemnitee shall, upon receipt of indemnity satisfactory to such Tax Indemnitee and at the expense of Lessee (including all costs, expenses, losses, legal and accountants’ fees and disbursements, penalties and interest), in good faith contest or to the extent permissible by law allow Lessee to contest in Lessee’s or such Tax Indemnitee’s name the validity, applicability or amount of such Taxes by either (i) resisting payment thereof if practicable and permitted by Applicable Law, or (ii) if payment is made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings, and in the contest of any such claim by any Tax Indemnitee, such Tax Indemnitee shall apprise Lessee of all material developments with respect to such contest, shall forward copies of all material submissions made in such contest and shall materially comply in good faith with any reasonable request concerning the conduct of any such contest; provided, that no Tax Indemnitee will be obliged to take any such action:

(a)	that such Tax Indemnitee considers, in its reasonable discretion, may prejudice it; or

(b)	that such Tax Indemnitee reasonably considers does not have a reasonable prospect of success; or

(c)	for which Lessee has not made adequate provision to the reasonable satisfaction of such Tax Indemnitee in respect of the expense concerned; or

(d)

that gives rise to any reasonable likelihood of the Aircraft or any interest of any Tax Indemnitee in the Aircraft being sold, forfeited or otherwise lost, or of criminal liability on the part of any Tax Indemnitee.

If any Tax Indemnitee, in accordance with the foregoing, determines to pay such Taxes and seek a refund, Lessee will either pay such Taxes on such Tax Indemnitee’s behalf and pay such Tax Indemnitee any amount due with respect to such payment or will promptly reimburse such Tax Indemnitee for such Taxes. If any Tax Indemnitee shall obtain a refund of all or any part of such Taxes paid by Lessee, such Tax Indemnitee shall pay Lessee the amount of such refund; provided, that such amount shall not be payable before such time as Lessee shall have made all payments or indemnities to any Tax Indemnitee then due with respect to Taxes and so long as no Default has occurred and is continuing. If in addition to such refund any Tax Indemnitee shall receive an amount representing interest, attorneys fees or any other amount with respect to such refund, Lessee shall be paid that proportion of such interest, attorneys fees or any other amount which is fairly attributable to the Taxes paid by Lessee prior to the receipt of such refund. No Tax Indemnitee shall enter into a settlement or other compromise with respect to, or otherwise concede, any claim by a taxing authority on account of Taxes being contested by Lessee pursuant to this Section 5.13 without the written consent of Lessee, which consent shall not be unreasonably withheld, unless such Tax Indemnitee waives its right to be indemnified by Lessee with respect to such claim (but not with respect to any future claims).

5.11.	Absolute

Lessee’s obligations under this Agreement are absolute and unconditional irrespective of any contingency whatever including (but not limited to):

(a)	any right of offset, counterclaim, recoupment, reduction, defense or other right which either party to this Agreement may have against the other;

(b)

any unavailability of the Aircraft for any reason, including a requisition of the Aircraft or any prohibition or interruption of, interference with or other restriction against Lessee’s use, operation or possession of the Aircraft;

(c)

any lack or invalidity of title or any other defect in title, airworthiness, merchantability, fitness for any purpose, condition, design or operation of any kind or nature of the Aircraft for any particular use or trade, or for registration or documentation under the laws of any relevant jurisdiction, or any Total Loss in respect of or any damage to the Aircraft;

(d)	any insolvency, bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against Lessor or Lessee;

(e)	any invalidity, unenforceability or lack of due authorization of, or other defect in, this Agreement; or

(f)	any other cause which, but for this provision, would or might otherwise have the effect of terminating or in any way affecting any obligation of Lessee under this Agreement;

provided always, however, that this Section 5.14 shall be without prejudice to Lessee’s right to claim damages and other relief from the courts in the event of any breach by Lessor of its obligations under this Agreement, or in the event that, as a result of any lack or invalidity of title to the Aircraft on the part of Lessor, Lessee is deprived of its possession of the Aircraft.

6.	MANUFACTURER’S WARRANTIES

6.1	Assignment

Notwithstanding this Agreement, Lessor will remain entitled to the benefit of each warranty, express or implied, and any unexpired customer and/or product support given or provided in respect of the Aircraft, any Engine or Part by any manufacturer, vendor, maintenance performer, subcontractor or supplier. Unless an Event of Default shall have occurred and be continuing, Lessor hereby authorizes Lessee to pursue any claim thereunder in relation to defects affecting the Aircraft, any Engine or Part, and Lessee agrees diligently to pursue any such claim that arises at its own cost. Lessee will notify Lessor promptly upon becoming aware of any such claim. Lessor will provide such assistance to Lessee in making a claim under any such warranties or customer and/or product support as Lessee may reasonably request, and, if requested by Lessee and at Lessee’s expense, will pursue a claim in its own name where the relevant manufacturer, vendor, maintenance performer, subcontractor or supplier has refused to acknowledge Lessee’s right to pursue that claim.

6.2	Proceeds

Unless an Event of Default shall have occurred and be continuing, all proceeds of any such claim as is referred to in Section 6.1 and which exceed $100,000 will be paid directly to Lessor at the account set forth in Section 5.6(a), but if and to the extent that such claim relates:

(a)	to defects affecting the Aircraft which Lessee has rectified; or

(b)	to compensation for loss of use of the Aircraft, an Engine or any Part during the Term; or

(c)	to costs incurred by Lessee in pursuing such claim (whether or not proceeds of such claim are payable to Lessee);

and provided no Default shall have occurred and be continuing, the proceeds will be promptly paid to Lessee by Lessor but, in the case of (a), only on receipt of evidence reasonably satisfactory to Lessor that Lessee has rectified the relevant defect.

6.3	Parts

Except to the extent Lessor otherwise agrees in a particular case, Lessee will procure that all engines, components, furnishings or equipment provided by the manufacturer, vendor, maintenance performer, subcontractor or supplier as a replacement for a defective Engine or Part pursuant to the terms of any warranty or customer and/or product support arrangement comply with Section 8.13(a), are installed on the Aircraft promptly and that title thereto vests in Lessor in accordance with Section 8.17 (b). On installation those items will be deemed to be an Engine or Part, as applicable.

6.4	Agreement

To the extent any warranties or customer and/or product support relating to the Aircraft are made available under an agreement between any manufacturer, vendor, maintenance performer, subcontractor or supplier and Lessee, this Section 6 is subject to that agreement. However, Lessee will:

(a)

pay the proceeds of any claim thereunder that exceed $100,000 to Lessor at the account set forth in Section 5.6(a) to be applied pursuant to Section 6.2 and, pending such payment, will hold the claim and the proceeds on trust for Lessor; and

(b)

take all such steps as are necessary and requested by Lessor at the end of the Term to ensure the benefit of any of those warranties or customer and/or product support which have not expired are vested in Lessor.

7.	LESSOR’S COVENANTS and DISCLAIMERS

7.1	Quiet Enjoyment

Provided no Event of Default shall have occurred and be continuing, none of Lessor, its successors and assigns, any Financing Party or any Person claiming by, through or on account of any of such parties will interfere with the quiet use, possession and enjoyment of the Aircraft by Lessee.

7.2	Replacement Engine

No engine shall be installed on the Airframe and no Engine shall be removed from the Airframe without the prior written consent of the Lessor. If during the Lease Term any Engine becomes unserviceable (except for the cases when the unserviceability is caused by DOD, catastrophic failure, misuse, mishandling or improper operation outside of the specifications or procedures as laid down in the manufacturer’s maintenance and operating manuals), Lessee request Lessor to provide a replacement engine (the “Replacement Engine”), and Lessor shall at its sole discretion notify the Lessee if it has chosen to deliver the Replacement Engine or instruct the Lessee to induct the current Engine for maintenance. For avoidance of doubt, Lessor will not be obliged to provide the Replacement Engine, unless it has expressly committed to do so in writing.

7.3	Lessor’s Obligations Following Termination

So long as no Default has occurred and is continuing, within five (5) Business Days of:

(a)	termination of this Agreement before Delivery pursuant to Section 4.2(b)(ii); or

(b)	redelivery of the Aircraft to Lessor in accordance with and in the condition required by this Agreement; or

(c)	receipt by Lessor of the Agreed Value following a Total Loss and all other amounts due under Section 11.2;

or in any such case at such later time as Lessee has irrevocably paid to Lessor all amounts which are then outstanding under this Agreement, Lessor shall pay to Lessee an amount equal to that portion of the Commitment Fee that has not been applied or retained towards Lessees payment liabilities in accordance with this Agreement as provided for in any Operative Document without interest.

7.4	Agreed Maintenance Performers

Lessor may object to and may exclude any maintenance organization (other than Lessee) being included as an “Agreed Maintenance Performer” for a valid business reason, but shall not unreasonably withheld approval of such maintenance organization proposed by Lessee. Lessor shall furnish to Lessee in writing from time to time a list of all maintenance organizations excluded from the definition of “Agreed Maintenance Performer” pursuant to the preceding sentence, which list may be amended by Lessor from time to time. Lessor and Lessee shall consult in good faith regarding any organizations on such list from time to time at the request of either party.

7.5	Exclusion

THE AIRCRAFT IS ACCEPTED BY LESSEE “AS IS, WHERE IS “ AND LESSEE AGREES AND ACKNOWLEDGES THAT, SAVE AS IS EXPRESSLY STATED IN THIS AGREEMENT, LESSOR WILL HAVE NO LIABILITY IN RELATION TO, AND LESSOR HAS NOT AND WILL NOT BE DEEMED TO HAVE MADE OR GIVEN, ANY CONDITIONS, WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT, INCLUDING:

(a)	THE DESCRIPTION, AIRWORTHINESS, MERCHANTABILITY, FITNESS FOR ANY USE OR PURPOSE, VALUE, CONDITION, OR DESIGN, OF THE AIRCRAFT OR ANY PART; OR

(b)

ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM LESSOR’S NEGLIGENCE, ACTUAL OR IMPUTED (BUT EXCLUDING ANY SUCH OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT WHICH ARISES FROM LESSOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT); OR

(c)

ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, FOR ANY LIABILITY OF LESSEE TO ANY THIRD PARTY, OR FOR ANY OTHER DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

7.6	Lessee’s Waiver

LESSEE HEREBY WAIVES, AS BETWEEN ITSELF AND LESSOR, ALL ITS RIGHTS IN RESPECT OF ANY CONDITION, WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, ON THE PART OF LESSOR AND ALL CLAIMS AGAINST LESSOR HOWSOEVER AND WHENEVER ARISING AT ANY TIME IN RESPECT OF OR OUT OF THE OPERATION OR PERFORMANCE OF THE AIRCRAFT OR THIS AGREEMENT EXCEPT AS IS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT.

7.7	Lessee’s Confirmation

LESSEE CONFIRMS THAT IT IS FULLY AWARE OF THE PROVISIONS OF SECTIONS 7.5 AND 7.6 AND ACKNOWLEDGES THAT BASIC RENT AND ALL OTHER AMOUNTS PAYABLE BY LESSEE UNDER THIS AGREEMENT HAVE BEEN CALCULATED NOTWITHSTANDING ITS PROVISIONS.

7.8	Conclusive Proof

DELIVERY BY LESSEE TO LESSOR OF THE CERTIFICATE OF ACCEPTANCE WILL BE CONCLUSIVE PROOF AS BETWEEN LESSOR AND LESSEE THAT LESSEE HAS EXAMINED AND INVESTIGATED THE AIRCRAFT, THAT THE AIRCRAFT AND THE AIRCRAFT DOCUMENTS ARE SATISFACTORY TO LESSEE AND THAT LESSEE HAS IRREVOCABLY AND UNCONDITIONALLY ACCEPTED THE AIRCRAFT FOR LEASE HEREUNDER WITHOUT ANY RESERVATIONS WHATSOEVER (EXCEPT FOR ANY DISCREPANCIES WHICH MAY BE NOTED IN THE CERTIFICATE OF ACCEPTANCE).

8.	LESSEE’S COVENANTS

8.1	Duration

The undertakings in this Section 8 and in Section 12 will:

(a)	except as otherwise stated, be performed at the expense of Lessee; and

(b)	remain in force until redelivery of the Aircraft to Lessor in accordance with this Agreement and thereafter to the extent of any accrued rights of Lessor in relation to those undertakings.

8.2	Information

Lessee shall:

(a)	furnish to Lessor:

(i)	from time to time upon Lessor’s request, the most recent management accounts of Lessee, including balance sheet and profit and loss accounts;

(ii)

as soon as available but not in any event later than ninety (90) days after the last day of each fiscal year of Lessee, audited consolidated financial statements of Lessee prepared for such year, including a consolidated balance sheet of Lessee and its Subsidiaries as of the last day of such year, consolidated statements of income and retained earnings of Lessee and its Subsidiaries for such fiscal year, a consolidating balance sheet of Lessee and its Subsidiaries as of the last day of such year and consolidating statements of income and retained earnings of Lessee and its Subsidiaries for such fiscal year and in all cases on a comparative basis figures for the immediately preceding fiscal year, all in reasonable detail, each prepared in accordance with GAAP and audited by international firms of independent certified public accountants as fairly presenting the financial position and the results of operations of Lessee and its Subsidiaries at the end of and for such fiscal year and as having been prepared in accordance with GAAP; and

(iii)	on request from time to time such other information regarding Lessee and its business and affairs as Lessor may reasonably request;

(b)

on request, inform Lessor as to the current location of the Airframe and Engines, the serial number and owner of any engine installed on the Airframe and the serial number, registration mark and owner of any airframe on which an Engine is installed;

(c)

promptly furnish to Lessor all information that Lessor from time to time reasonably requests regarding the Aircraft, any Engine or any Part and its use, location and condition, including the hours available on the Aircraft and any Engine until the next scheduled check, inspection, overhaul or shop visit, as the case may be;

(d)	on request, furnish to Lessor evidence reasonably satisfactory to Lessor that all Taxes and charges incurred by Lessee with respect to the Aircraft have been paid and discharged in full;

(e)

provide to Lessor, within five (5) days following the end of each Rental Period during the Term, a monthly report on the Aircraft in the form set out in Schedule 9 or such other form as Lessee may select providing substantially the same information;

(f)	promptly notify Lessor of:

(i)

any Total Loss, any Engine Loss, any theft of the Airframe or any Engine, any damage to the Aircraft if the potential cost of repair may reasonably be expected to exceed the Damage Notification Threshold or any modification to the Aircraft if the potential cost may reasonably be expected to exceed the Damage Notification Threshold;

(ii)

any claim or other occurrence likely to give rise to a claim under the Insurances (but, in the case of hull claims only, in excess of the Damage Notification Threshold) and details of any negotiations with the insurance brokers over any such claim; and

(iii)

any litigation, arbitration or administrative proceedings that are pending or, to Lessee’s knowledge, threatened against Lessee which, if adversely determined, would have a material adverse effect upon its financial condition or business or its ability to perform its obligations under this Agreement; and

(iv)	as soon as any officer of Lessee obtains knowledge thereof, any Default or Event of Default.

8.3	Operation of the Aircraft

Lessee shall:

(a)

comply with all Applicable Law for the time being in force in any country or jurisdiction in which the Aircraft is being operated which is applicable to the Aircraft or the use and operation of the Aircraft;

(b)

not use the Aircraft in any manner contrary to any recommendation of the Aviation Authority or any applicable Manufacturer, contrary to any rule or regulation of the Aviation Authority or for any purpose for which the Aircraft is not designed or reasonably suitable;

(c)

ensure that the crew and engineers employed by it in connection with the operation and maintenance of the Aircraft have the qualifications and hold the licenses required by the Aviation Authority and Applicable Law;

(d)	use the Aircraft solely in commercial or other operations for which Lessee is duly authorized by the Aviation Authority and Applicable Law;

(e)	not knowingly use the Aircraft (or use it when Lessee ought reasonably to have known that it was being so used) for the carriage of:

(i)

whole animals, living or dead, except in the cargo compartments according to IATA regulations, and except domestic pet animals carried in a suitable container to prevent the escape of any liquid and to ensure the welfare of the animal;

(ii)

acids, toxic chemicals, mercury, other corrosive materials, explosives, nuclear fuels, nuclear wastes or any nuclear assemblies or components, except as permitted for cargo aircraft under the “Restriction of Goods” schedule issued by IATA from time to time and provided that all the requirements for packaging or otherwise contained therein are fulfilled;

(iii)	any other goods, materials or items of cargo which could reasonably be expected to cause damage to the Aircraft and which would not be adequately covered by the Insurances; or

(iv)	any illegal item or substance;

(f)

not utilize the Aircraft for purposes of training, qualifying or re-confirming the status of cockpit personnel except for the benefit of Lessee’s cockpit personnel, and then only if the use of the Aircraft for such purpose is not disproportionate to the use for such purpose of other aircraft of the same type operated by Lessee;

(g)

not (other than for bona fide safety reasons) cause or permit the Aircraft to proceed to, or remain at, any location which is for the time being the subject of a prohibition order (or any similar order or directive) by:

(i)	any Government Entity of the State of Registration or the Habitual Base; or

(ii)	any Government Entity of the country in which such location is situated; or

(iii)	any Government Entity having jurisdiction over Lessor, any Financing Party or the Aircraft;

(h)

obtain and maintain in full force all certificates, licenses, permits and authorizations required for the use and operation of the Aircraft for the time being, and for the making of payments required by, and the compliance by Lessee with its other obligations under, this Agreement;

(i)	not change the location of the Habitual Base of the Aircraft without the prior written consent of Lessor;

(j)	not operate the Aircraft to, from or in any country that is the subject of sanctions under United Nations Security Council directives; and

(k)	not habitually operate or permit any sub-lessee habitually to operate the Aircraft in a Prohibited Country.

8.4	Taxes and Other Charges

As between Lessor and Lessee, Lessee shall be responsible for all fees, expenses, charges and other costs related to the use, operation and maintenance of the Aircraft, and shall promptly pay:

(a)

all license and registration fees, Taxes and other amounts of any nature imposed by any Government Entity that are imposed on Lessee or for which Lessee is responsible under this Agreement with respect to the Aircraft, including the purchase, ownership, delivery, leasing, possession, use, operation, return, sale or other disposition of the Aircraft;

(b)	all rent, fees, charges, Taxes imposed on Lessee and other amounts in respect of any premises where the Aircraft or any Part thereof is located from time to time during the Term; and

(c)	all sums due by Lessee to any relevant ATC/Airport Authority in respect of all aircraft (including the Aircraft) operated by Lessee before such sums become overdue and in default,

except to the extent that such payment is being contested in good faith by appropriate proceedings in accordance with Section 5.13.

8.5	Subleasing

Lessee will not sublease or otherwise part with possession of the Aircraft, the Engines or any Part except that Lessee may part with possession:

(a)

with respect to the Aircraft, the Engines or any Part, to the relevant manufacturers for testing or similar purposes or to an Agreed Maintenance Performer for service, repair, maintenance or overhaul work or for alterations, modifications or additions to the extent required or permitted by this Agreement;

(b)	with respect to an Engine or Part, as expressly permitted by this Agreement;

(c)

provided that no Default shall have occurred and be continuing, with respect to the Aircraft or an Engine, pursuant to an ACMI (aircraft, crew, maintenance and insurance) or “wet” lease or charter of the Aircraft in which operational control of the Aircraft remains with Lessee at all times, provided (i) the Aircraft remains registered with the Aviation Authority and (ii) the Aircraft shall be maintained, insured and otherwise operated in accordance with the provisions of this Agreement;

(d)	with respect to the Aircraft, pursuant to a code-sharing arrangement so long as operational control of the Aircraft remains with Lessee at all times;

provided that, notwithstanding the foregoing, Lessee may sub-lease, subject to consent by Lessor of the terms of the sub-lease (such consent not to be unreasonably withheld).

8.6	Inspection

(a)

Lessor, any Financing Party and any Person designated by Lessor or any Financing Party may at any time visit, inspect and survey the Aircraft, any Engine or any Part and for such purpose may, subject to any applicable Aviation Authority regulation, travel on the flight deck as observer. Lessor, any Financing Party or any designee shall not be restricted during such inspection from opening any panels (where Lessor has visual evidence of a defect behind such panel), bays or doors on the Aircraft or from inspecting any part of the Aircraft. Such inspection shall not interrupt Lessee’s normal flight schedule and such inspection shall be performed at a time and in manner mutually acceptable to both parties acting reasonably.

(b)

Lessee shall have no responsibility for the costs and expenses of Lessor and any Financing Party in connection with any such visit, inspection or survey unless the visit, inspection or survey discloses that Lessee is in breach of its material obligations under this Agreement, in which case such costs and expenses shall be paid by Lessee on demand.

(c)	Lessor shall:

(i)	have no duty to make, or liability arising out of, any such visit, inspection or survey; and

(ii)	so long as no Default has occurred and is continuing, not exercise such right other than on reasonable notice and so as not to disrupt unreasonably the maintenance or operation of the Aircraft.

8.7	Protection of Title

Lessee acknowledges that title to the Aircraft shall at all times be and remain solely and exclusively vested in Lessor and that the Operative Documents constitute for all purposes, including tax purposes, an agreement by Lessor to lease the Aircraft to Lessee and, accordingly, Lessee shall:

(a)

not do or knowingly permit to be done or omit or knowingly permit to be omitted to be done any act or thing which might reasonably be expected to jeopardize the respective rights, title and interest of any Financing Party as mortgagee of the Aircraft and assignee of this Agreement or Lessor as owner of the Aircraft and lessor under this Agreement, or the validity, enforceability or priority of any Financing Security Document or which would be likely to expose Lessor or any Financing Party to any criminal or civil liability;

(b)	on all occasions when the ownership of the Aircraft, any Engine or any Part is relevant, make clear to third parties that title is held by Lessor and is subject to any Financing Security Document;

(c)	not at any time:

(i)

represent or hold out Lessor or any Financing Party as carrying goods or passengers on the Aircraft or as being in any way connected or associated with any operation or carriage (whether for hire or reward or gratuitously) which may be undertaken by Lessee; or

(ii)	pledge the credit of Lessor or any Financing Party;

(d)

ensure that there is always affixed, and not removed or in any way obscured, a fireproof plate (having dimensions of not less than 6 in. x 4 in.) in a reasonably prominent position on the Aircraft stating:

“This Aircraft MSN 2480 is owned by Wilmington Trust Company as Owner Trustee for Aircraft MSN 2480 Trust, not in its individual capacity but solely as Owner Trustee under the Trust Agreement, address: 1100 North Market Street, Wilmington, Delaware, 19890-1605.”

(e)	ensure that there is always affixed on each Engine, and not removed or in any way obscured, a fireproof plate in a prominent position near such Engine’s data plate stating:

“This Engine ESN [V11437 / V12767] is owned by Wilmington Trust Company as Owner Trustee for Aircraft MSN 2480 Trust, not in its individual capacity but solely as Owner Trustee under the Trust Agreement, address: 1100 North Market Street, Wilmington, Delaware, 19890-1605.”

(f)

not create or permit to exist any Security Interest upon the Aircraft, any Engine or any Part, except Permitted Liens and will promptly take, or cause to be taken, such actions as may be necessary to discharge any such Security Interest (other than Permitted Liens) that may at any time arise, exist or be levied upon the Aircraft, any Engine or Part;

(g)

not do or permit to be done anything which may reasonably be expected to expose the Aircraft, any Engine or any Part to penalty, forfeiture, impounding, detention, appropriation, damage or destruction and, without prejudice to the foregoing, if any such penalty, forfeiture, impounding, detention, appropriation, damage or destruction occurs, give Lessor notice and use its best efforts to procure the immediate release of the Aircraft, such Engine or such Part, as the case may be;

(h)	not abandon the Aircraft, the Engine or any Part;

(i)

pay and discharge or cause to be paid and discharged when due and payable or make adequate provision by way of security or otherwise for all debts, damages, claims and liabilities which have given or might reasonably be expected to give rise to a Security Interest over or affecting the Aircraft, any Engine or any Part; and

(j)	not attempt, or hold itself out as having any power, to sell, lease or otherwise dispose of the Aircraft, any Engine or any Part other than as expressly permitted by this Agreement.

8.8	General

Lessee will:

(a)

not make any substantial change in the nature of the business in which it is engaged if such change, in the reasonable opinion of Lessor, might reasonably be expected to have a material adverse effect on Lessee’s performance of its obligations under this Agreement;

(b)

preserve its corporate existence, and will not merge or consolidate with any Person, or sell all or substantially all of its assets to any Person, unless the successor Person resulting from such merger or consolidation or purchasing all or substantially all of Lessee’s assets (in each event, the “Successor”):

(i)

is a Person incorporated, formed or organized under the laws of the State of Organization, the U.S.A., a member of the European Union, the EEA or another jurisdiction consented to in writing by Lessor;

(ii)	has a net worth immediately after such merger, consolidation or purchase of Lessee’s assets that is not less than Lessee’s net worth immediately prior to such transaction;

(iii)	is authorized under Applicable Law to perform Lessee’s obligations under this Agreement to the same extent as Lessee;

(iv)

delivers to Lessor an agreement in form and substance reasonably satisfactory to Lessor containing an assumption by the Successor of Lessee’s representations and warranties under this Agreement, together with the due and punctual performance of all of Lessee’s obligations under this Agreement; and

(v)

delivers to Lessor an opinion of counsel reasonably satisfactory in form and substance to Lessor covering the Operative Documents and the agreement referred to in Section 8.8(b)(iv) above and substantially in the form of the legal opinion delivered pursuant to Section 3.1(d).

8.9	Records

Lessee shall procure that accurate, complete and current records of all flights made by, and all maintenance, repairs, replacements, removals, modifications, alterations and additions carried out on or made to, the Aircraft (including, in relation to each Engine or Part subsequently installed, before its installation) are kept in English, and shall keep the records in such manner as the Aviation Authority, the EASA and FAA may from time to time require. In addition, all Airframe and Engine LLPs installed or replaced during the Term shall have documentation substantiating traceability “back-to-birth” to confirm current accumulated Flight Hours and Cycles. The records will form part of the Aircraft Documents.

8.10	Registration and Filings

Lessee shall at its cost (save where otherwise indicated):

(a)

maintain the registration of the Aircraft with the Aviation Authority reflecting (so far as permitted by Applicable Law) the interests of the Lessor and not do or suffer to be done anything which might reasonably be expected to adversely affect that registration;

(b)

do all acts and things (including making any filing or registration with the Aviation Authority or any other Government Entity) and execute and deliver all documents (including any amendment of this Agreement) as may be required by the Lessor:

(i)	(at Lessor’s cost) following any change or proposed change in the ownership or financing of the Aircraft or in the manner of securing the Lessor’s obligations to the Financing Parties;

(ii)

following any modification of the Aircraft, any Engine or any Part or the permanent replacement of any Engine or Part in accordance with this Agreement, so as to ensure that the respective rights of the Lessor and any Financing Party under this Agreement apply with the same effect as before; or

(iii)	to establish, maintain, preserve, perfect and protect the rights of Lessor under this Agreement and in and to the Aircraft; and

(c)

without limitation to the generality of Section 8.10(b) above, if at any time in the State of Registration there shall be, or be brought into force, any legislative or other provisions giving effect to the Geneva Convention of 1948 or the Cape Town Convention on International Interests in Mobile Equipment and the Aircraft Equipment Protocol thereto (the “Cape Town Convention”) or otherwise relating to the recognition of rights in aircraft, do and join with Lessor in doing all such acts as may be necessary to perfect recognition of Owner’s title and interest in, and the interest of Lessor and the Security Trustee in, the Aircraft in accordance with such legislative or other provisions. Lessee hereby irrevocably consents to Lessor’s registering this Agreement under the Cape Town Convention.

8.11	Maintenance and Repair

Lessee shall during the Term:

(a)

Ensure that the Aircraft will be maintained and repaired by Lessee in accordance with the Approved Maintenance Programme. Lessee shall bear all costs and expenses associated with maintenance, possession, insurance, operation and use of the Aircraft, including Taxes and duties, during the Lease Term;

(b)

Ensure that any maintenance and the extent and nature of such maintenance to be performed shall be conducted at an Agreed Maintenance Performer. Lessor shall be entitled to have representatives present during the performance of such maintenance to oversee and approve all aspects of such performance, including the workscope thereof, but shall not unreasonably withheld it. Lessor shall be notified by Lessee prior to the commencement of any maintenance work described in this Section 7.2, including as to the Agreed Maintenance Performer and for Lessor’s reasonable approval of the workscope;

(c)

Lessee acknowledges that Lessee is required to perform (or cause to be performed) any check, shop visit, overhaul or other maintenance required by the Approved Maintenance Program, whether or not Lessor is required to make any payments pursuant to the Schedule 5, and any costs incurred by Lessee in performing any such check, shop visit, overhaul or other maintenance required by the Approved Maintenance Program shall be for Lessee’s account solely;

(d)	keep the Aircraft airworthy in all respects and in good repair and condition, and all maintenance will be carried out to the standards of major international air carriers;

(e)

incorporate in the Approved Maintenance Program (i) a CPCP as required by the MPD, (ii) any aging aircraft program required by the MPD, (iii) any structural inspection program required by the MPD, and (iv) an anti-fungus and anti-biological growth and contamination prevention, control and treatment program for all fuel tanks required by the MPD;

(f)

maintain the Aircraft in accordance FAA requirements and all other rules and regulations of the Aviation Authority as are applicable to passenger aircraft of the same type as the Aircraft, and maintain the Aircraft to as to comply at all times with the type certificate specification and data sheets for the Aircraft;

(g)

maintain the Aircraft in accordance with the Approved Maintenance Program through Agreed Maintenance Performers and perform (at the respective intervals provided in the Approved Maintenance Program) all required checks, and before performing any check Lessee will consult with Lessor as to the workscope for such check;

(h)

comply with all mandatory inspection and modification requirements, airworthiness directives applicable to the Aircraft, any Engine or Part having a compliance date on or before the Expiry Date and that are required by the Aviation Authority;

(i)

comply with all alert service bulletins issued by Manufacturer during the Term having a compliance date on or before the Expiry Date and comply (including scheduling compliance work and then performing such work on schedule) with all other service bulletins issued by any such Manufacturer if and to the extent that Lessee brings in compliance at least one-half of the applicable aircraft it operates (excluding for purposes of such calculation aircraft acquired from unrelated third parties that already comply with such other service bulletins);

(j)

comply with all Applicable Laws and the regulations of the Aviation Authority and any other aviation authorities with jurisdiction over Lessee or the Aircraft, any Engine or Part that relate to the maintenance, condition, use or operation of the Aircraft or require any modification or alteration to the Aircraft, any Engine or Part;

(k)

maintain in good standing a certificate of airworthiness for the Aircraft in the appropriate category for the nature of the operations of the Aircraft issued by the Aviation Authority except when the Aircraft is undergoing maintenance, modification or repair required or permitted by this Agreement, and from time to time Lessee shall provide to Lessor a copy on request;

(l)

if required by the Aviation Authority, maintain a current certification as to maintenance issued by or on behalf of the Aviation Authority in respect of the Aircraft and shall from time to time provide to Lessor a copy on request;

(m)

maintain the Engines with respect to overhaul build standards and disc replacements at a level which is consistent with the level applied by Lessee in relation to other engines of the same type as the Engines in its fleet;

(n)	maintain the Engines and the APU in an “on condition” program as set forth in the respective manufacturer’s maintenance manual;

(o)

not enter into any engine maintenance cost per flight hour, power-by-the-hour or similar agreement with the Engine manufacturer or any other engine maintenance facility or organization that includes any Engine without Lessor’s prior written consent;

(p)

subject to Section 11.3, procure promptly the replacement of any Engine or Part which has become time, cycle or calendar expired, lost, stolen, seized, confiscated, destroyed, damaged beyond repair, unserviceable or permanently rendered unfit for use, with an engine or part complying with the conditions set out in Section 8.13(a);

(q)

accomplish all repairs, modifications and alterations in accordance with the SRM or, if the repair, modification or alteration is outside the scope of the SRM, as recommended in writing by the applicable manufacturer and approved by the FAA and the Aviation Authority and supported with an FAA release form);

(r)	provide Lessor with a written summary of all sampling programs involving or affecting the Aircraft;

(s)

ensure that overhauls, if any, are accomplished using maintenance and quality control procedures approved by the Aviation Authority, and that each Agreed Maintenance Performer provides a complete record of all work performed during the course of such overhaul was accomplished in accordance with the Aviation Authority and FAA requirements; and

(t)	comply with the provisions of Section 11.4 in connection with any accident or incident involving the Aircraft.

8.12	Removal of Engines and Parts

Lessee will ensure that no Engine or Part installed on the Aircraft is at any time removed from the Aircraft other than:

(a)	if replaced as expressly permitted by this Agreement; or

(b)	if the removal is of an obsolete item and is in accordance with the Approved Maintenance Program; or

(c)	pursuant to, and in accordance with, Section 8.15; or

(i)	during the course of maintaining, servicing, repairing, overhauling or testing that Engine or the Aircraft, as the case may be; or

(i)	as part of a normal engine or part rotation program; or

(ii)	for the purpose of making such modifications to the Engine or the Aircraft, as the case may be, as are permitted under this Agreement,

and then in each case only if it is reinstalled or replaced by an engine or part complying with Section 8.13(a) as soon as practicable and in any event no later than the Expiry Date.

8.13	Installation of Engines and Parts

(a)	Lessee will ensure that, except as permitted by this Agreement, and (in the case of an engine) subject to Section 18.13(e), no engine or part is installed on the Aircraft unless:

(i)

in the case of an engine, it (1) is an engine of the same model as, or an improved or advanced version of the Engine it replaces (provided, in the case of an improved or advanced version, it can be installed and operated on the Airframe without modification of the Airframe or the engine, whether or not the other installed Engine is also such an improved or advanced version), (2) is in the same or better operating condition, has substantially similar hours available until the next scheduled checks, inspections, overhauls and shop visits and has the same or greater value and utility as the replaced Engine, (3) has attached to it a current “serviceable tag” issued by the Engine Manufacturer or an approved vendor indicating that the engine is new, serviceable or overhauled (and Lessee shall retain all such tags), and (4) shall be accompanied by documentation establishing traceability “back-to-birth” for all installed LLPs;

(ii)

in the case of a part, it (1) is in as good operating condition, (2) has substantially similar hours available until the next scheduled checks, inspections, overhauls and shop visits, is of the same or a more advanced make and model, and is of the same interchangeable modification status as the replaced Part, (3) has attached to it a current “serviceable tag” issued by the manufacturer or approved vendor indicating that the part is new, serviceable or overhauled (and Lessee shall retain all such tags), and (4) shall be accompanied by documentation establishing traceability “back-to-birth”;

(iii)

in the case of a part, it has become and remains the property of Lessor free from Security Interests and on installation on the Aircraft will, without further act, be subject to this Agreement, in which case title to the removed part shall automatically become vested in Lessee without further action or warranty on the part of Lessor except that such Part shall be free of Lessor Liens; and

(iv)	in each case, Lessee has full details as to its source and maintenance records.

(b)

If no Default has occurred and is continuing, Lessee will be entitled to install any engine or part on the Aircraft by way of replacement notwithstanding Section 8.13(a), but (in the case of an engine) subject to Section 18.13(e), if:

(i)

there is not available to Lessee at the time and in the place that engine or part is required to be installed on the Aircraft a replacement engine or part complying with the requirements of Section 8.13(a);

(ii)

it would result in an unreasonable disruption of the operation of the Aircraft or the business of Lessee to ground the Aircraft until an engine or part complying with Section 8.13(a) becomes available for installation on the Aircraft; and

(iii)

as soon as practicable after installation of the same on the Aircraft but, in any event, no later than the earlier of (1) 60 days after such installation and (2) the Expiry Date, Lessee removes any such engine or part and replaces it with the Engine or Part replaced by it or by an engine or part complying with Section 8.13(a).

(c)	If no Default has occurred which is continuing, Lessee will be entitled to install Lessee Installed Parts on the Airframe by way of replacement notwithstanding Section 8.13(a)(iii) so long as:

(i)

the terms of any lease, conditional sale agreement or security agreement, as the case may be, covering such Lessee Installed Part will not have the effect of prejudicing the title and interest of Lessor in and to the Aircraft (including its Engines and Parts);

(ii)

the secured party, lessor or conditional vendor, as the case may be, of such Lessee Installed Part has confirmed and acknowledged in writing (which confirmation and acknowledgment may be contained in the lease, conditional sale agreement or security agreement covering such Lessee Installed Part) to Lessor that it will recognize the respective rights, title and interest of Lessor in and to the Aircraft (including its Engines and Parts) and that it will not seek to exercise any rights whatever in relation thereto; and

(iii)	before the Expiry Date Lessee removes any such Lessee Installed Part and replaces it with the Part replaced by it or by another part, in either case complying with Section 8.13(a).

(d)

Lessor agrees, for the benefit of any mortgagee or holder of any other Security Interest in any engine (other than an Engine) owned by any lessor of any engine (other than an Engine) and any conditional vendor of any engine (other than an Engine) purchased by the Lessee subject to a conditional sale agreement or any other security agreement, that Lessor shall not claim any title to or interest in any such engine as the result of such engine being installed on the Airframe.

(e)

Lessee agrees with Lessor and accepts that the rights of Lessee to install an engine on the Aircraft pursuant to Section 8.13(a) or Section 8.13(b) are subject to any such installation’s being subject to Lessor’s rights to take possession of the Aircraft under Section 13.2(c)(i) and/or to require Lessee to redeliver the Aircraft under Section 13.2(c)(ii) with such engine installed as if such engine were an Engine, provided that Lessor shall not assert any ownership right in respect of such installed engine pursuant to this Section 8.13(e). Lessee hereby represents, warrants and undertakes to Lessor that Lessee has full authority to agree to the provisions of this Section 8.13(e) in respect of any engine installed by it on the Aircraft pursuant to Section 8.13(a) or Section 8.13(b).

8.14	Non-Installed Engines and Parts

(a)

Lessee shall ensure that any Engine or Part which is not installed on the Airframe (or any other airframe as permitted by this Agreement) is, except as expressly permitted by this Agreement, properly and safely stored and kept free from Security Interests (other than Permitted Liens), with insurance thereon complying with the requirements of this Agreement.

(b)

Lessee shall notify Lessor whenever an Engine is removed from the Aircraft and, from time to time, upon request procure that any Person to whom possession of an Engine is given acknowledges in writing to Lessor, in form and substance satisfactory to Lessor, that such Person will respect the interests of Lessor in such Engine and will not seek to exercise any rights whatsoever in relation to such Engine.

(c)	Notwithstanding Section 8.14(a), Lessee shall be permitted, if no Default has occurred and is continuing, to install any Engine on an airframe and any Part on an airframe or engine:

(i)	owned and operated by Lessee free from Security Interests, other than Permitted Liens;

(ii)	leased or hired to Lessee pursuant to a lease or conditional sale agreement on a long-term basis and on terms whereby Lessee has full operational control of that aircraft or engine; or

(iii)

acquired or financed by Lessee and operated by Lessee on terms that ownership of that aircraft or engine, as the case may be, pursuant to a lease, conditional sale agreement or Security Interest is vested in or held by any other Person;

provided that in the case of (ii) and (iii):

(1)

the terms of any such lease, conditional sale agreement or Security Interest will not have the effect of prejudicing the title and interest of Lessor in and to that Engine or Part or the interest of any Financing Party in respect thereof under any Financing Security Document; and

(2)

the lessor under such lease, the seller under such conditional sale agreement or the secured party of such Security Interest, as the case may be, has confirmed and acknowledged in writing (which confirmation and acknowledgment may be contained in the lease, conditional sale agreement or document creating the Security Interest covering that Engine or Part) to Lessor, in form and substance satisfactory to Lessor, that it will recognize the respective rights, title and interest of Lessor to and in that Engine or Part and that it will not seek to exercise any rights whatever in relation thereto.

8.15	Pooling of Engines and Parts

Lessee will not enter into nor permit any pooling agreement or arrangement in respect of an Engine or Part without the prior written consent of Lessor except, so long as no Default has occurred which is continuing, for pooling agreements or arrangements satisfying the following conditions:

(a)	Lessee has entered into the pooling agreement or arrangement in the ordinary course of its airline business;

(b)

the other parties to the pooling agreement or arrangement are reputable, solvent commercial air carriers or the manufacturers or suppliers of the Engine or Part (or other reputable, solvent organizations whose business includes the administration of and participation in such pooling agreements or arrangements);

(c)

the Engine or Part is leased, let on hire or otherwise made available by Lessee on terms conferring no more than a contractual right in personam against Lessee and not a right in rem against such Engine or Part;

(d)	the pooling agreement or arrangement does not contemplate the transfer of title to the pooled Engine or Part; and

(e)

the pooling agreement or arrangement either provides that Lessor (or any Financing Party designated by Lessor) will be sole loss payee in respect of any loss or damage to the Engine or Part, or provides for Lessor to acquire title to a substitute engine or part satisfying the conditions set out in Section 11.3(a) if the Engine or Part is destroyed.

8.16	Equipment Changes

(a)

Lessee will not make any Voluntary Equipment Change expected to cost over $250,000 or that deviates from the Aircraft’s original type design or configuration without the prior written consent of Lessor, which consent shall not be unreasonably withheld.

(b)

Lessor may review Lessee’s proposed designs, plans, engineering drawings and diagrams, and flight and maintenance manual revisions for any proposed Equipment Change. If requested by Lessor, Lessee will furnish Lessor (at Lessee’s expense) with such documents in final form and any other documents required by Applicable Law as a result of an Equipment Change. All Equipment Changes made to the Aircraft will be properly documented in the Aircraft Documents and be fully approved by the EASA and the Aviation Authority.

(c)	Lessee shall not make any Voluntary Equipment Change that has the effect of diminishing or impairing the value, utility, condition or airworthiness of the Aircraft.

(d)

With the exception of the reconfiguration contemplated at 8.16(e). all permanent or structural Equipment Changes and all Mandatory Equipment Changes will, upon installation, become a part of the Aircraft and the property of Lessor. All Voluntary Equipment Changes (other than those performed in accordance with a Manufacturer’s service bulletin) will remain the property of Lessee and, at Lessor’s request, will be removed from the Aircraft before return of the Aircraft to Lessor and the Aircraft will be restored to its condition prior to that Equipment Change; provided, that Lessee may not remove a Voluntary Equipment Change without Lessor’s consent during the continuation of a Default and provided that Lessor shall have the option of purchasing any winglets installed on or interior reconfiguration performed on the Aircraft by Lessee on terms to be mutually agreed or of requiring Lessee to remove same prior to redelivery.

8.17	Title to Engines and Parts

(a)

Any Engine at any time removed from the Aircraft will remain the property of Lessor until a replacement has been made in accordance with this Agreement and title to that replacement has passed, according to Applicable Laws, to Lessor subject to this Agreement free of all Security Interests, whereupon title to the removed Engine will, provided no Default has occurred and is continuing, pass to Lessee free of Lessor Liens.

(b)

Title to all Parts installed on the Aircraft, whether by way of replacement, as the result of an Equipment Change or otherwise (except those installed pursuant to Section 8.13(b) or Section 8.15) will on installation, without further act, vest in Lessor subject to this Agreement free and clear of all Security

Interests. Lessee will at its own expense take all such steps and execute, and procure the execution of, all such instruments that are necessary to ensure that title so passes to Lessor according to all Applicable Laws. At any time when requested by Lessor, Lessee will provide evidence to Lessor’s reasonable satisfaction (including the provision, if required, to Lessor of one of more legal opinions) that title has so passed to Lessor.

(c)

Except as referred to in Section 8.17 (b), any Part at any time removed from the Aircraft will remain the property of Lessor until a replacement has been made in accordance with this Agreement and until title to that replacement has passed, according to Section 8.17 (b) and Applicable Laws, to Lessor subject to this Agreement free of all Security Interests, whereupon title to the removed Part will, provided no Default has occurred and is continuing, pass to Lessee free of Lessor Liens.

8.18	Third Parties

Lessee shall procure that no Person having possession of the Aircraft during the Term will act in any manner inconsistent with Lessee’s obligations under this Agreement, and that all such Persons shall comply with those obligations as if references to “Lessee” included a separate reference to those Persons. Lessee shall authorize the release by such Persons to Lessor of all details pertaining to the maintenance and Lessee shall, upon Lessor’s request, provide Lessor with letters to all such Persons allowing the disclosure to Lessor of all matters relating to the Aircraft.

8.19	Non-Discrimination

(a)

Lessee shall not discriminate against the Aircraft in its use, maintenance or operation of the Aircraft compared to similar aircraft owned or operated by Lessee, and Lessee shall service, repair, maintain and overhaul the Aircraft so as to keep the Aircraft maintained in the same manner and with the same care as used by Lessee with similar aircraft owned or operated by Lessee.

(b)

Subject to a sublease permitted pursuant to Section 8.5, Lessee shall continue to use the Aircraft in its regular commercial passenger operations until delivery to the Return Location immediately prior to the Final Inspection.

(c)

Lessee further agrees that normal progressive maintenance will continue to be performed on the Aircraft throughout the Term, and no unusual maintenance procedures or cessation of maintenance shall occur during the one year period prior to the Expiry Date.

9.	INSURANCE

9.1	Insurances

Lessee will maintain in full force and effect during the Term insurances in respect of the Aircraft in form and substance reasonably satisfactory to Lessor (the “Insurances”) through such brokers and with such insurers and having such deductibles and being subject to such exclusions as are usual and customary in the worldwide aviation insurance marketplace for major international air carriers operating similar equipment who are similarly situated with Lessee. The Insurances will be affected either:

(a)	on a direct basis with insurers of recognized standing who normally participate in aviation insurances in the leading international insurance markets and led by reputable underwriters, or

(b)

with a single insurer or group of insurers approved by Lessor who does not retain the risk, but effects substantial reinsurance in the leading international insurance markets and through reinsurance brokers of recognized standing and acceptable to Lessor for a percentage acceptable to Lessor of all risks insured.

Lessor acknowledges and confirms that the current deductibles and exclusions, together with the existing brokers and insurers, in respect of the insurances and reinsurances maintained by Lessee on the date of this Agreement are acceptable to it.

9.2	Requirements

Lessor’s current requirements as to Insurances are as specified in this Section 9 and in Schedule 4. Except for the amount of the Agreed Value, the Minimum Liability Coverage and the deductible under Lessee’s hull and war risk insurance policies, Lessor may from time to time stipulate such other requirements for the Insurances as Lessor reasonably considers necessary to ensure that the scope and level of cover is maintained in accordance with the then prevailing industry practice in relation to aircraft of the same type as the Aircraft and in relation to operators of similar standing to Lessee. In the event that it proposes any such stipulation, Lessor shall notify Lessee accordingly and Lessor and/or its brokers will then consult in good faith with Lessee and Lessee’s brokers (as for the time being approved by Lessor) with regard to such proposed stipulation. If, following the consultation, Lessor is satisfied that the stipulation should be made, Lessee shall then comply with the stipulated requirements.

9.3	Insurance Covenants

Lessee shall:

(a)

ensure that all legal requirements as to insurance of the Aircraft, any Engine or any Part that may from time to time be imposed by the laws of the State of Registration or any jurisdiction to, from or over which the Aircraft may be flown, in so far as they affect or concern the operation of the Aircraft, are complied with and, in particular, those requirements compliance with which is necessary to ensure that:

(i)	the Aircraft does not become subject to detention or forfeiture;

(ii)	the Insurances remain valid and in full force and effect; and

(iii)	the interests of the Indemnitees in the Insurances and the Aircraft or any Part are not thereby prejudiced;

(b)	not use, cause or permit the Aircraft, any Engine or any Part to be used for any purpose or in any manner not covered by the Insurances or outside any geographical limit imposed by the Insurances;

(c)	comply with the terms and conditions of each policy of the Insurances and not do, consent or agree to any act or omission that:

(i)	invalidates or may reasonably be expected to invalidate the Insurances;

(ii)	renders or may reasonably be expected to render void or voidable the whole or any part of any of the Insurances; or

(iii)	brings any particular liability within the scope of an exclusion or exception to the Insurances;

(d)

not take out without the prior written approval of Lessor any insurance in respect of the Aircraft other than those of the type required under this Agreement unless relating solely to hull total loss, business interruption, engine break-down, profit commission and deductible risk;

(e)	provide to Lessor copies of those documents evidencing the Insurances which Lessor may reasonably request;

(f)	on request, provide to Lessor evidence that the Insurance premiums have been paid;

(g)	not make any modification or alteration to the Insurances material and adverse to the interests of any of the Indemnitees;

(h)	be responsible for any deductible under the Insurances; and provide any other insurance related information, or assistance, in respect of the Insurances as Lessor may reasonably request.

9.4	Renewal of Insurances

Lessee shall commence renewal procedures at least 30 days prior to the expiration of any of the Insurances and provide to Lessor:

(a)	if requested by Lessor, a written status report of renewal negotiations 14 days prior to each expiration date;

(b)	telefaxed confirmation of completion of renewal prior to each expiration date; and

(c)

a certificate of insurance and broker’s letter of undertaking substantially in the form delivered to Lessor on the Delivery Date, detailing the coverage and confirming the insurers’ agreement to the specified insurance requirements of this Agreement within seven days after each renewal date.

9.5	Failure to Insure

If Lessee fails to maintain the Insurances in compliance with this Agreement:

(a)	Lessee shall immediately ground the Aircraft and shall keep it grounded until such time as the Insurances shall again be in full force and effect.

(b)

Lessee shall immediately notify Lessor of the non-compliance of the Insurances with the requirements of this Agreement, and Lessee shall provide Lessor with full details of all steps that Lessee is taking or proposes to take in order to remedy such non-compliance.

(c)	Each of the Indemnitees will be entitled but not obligated (without prejudice to any other rights of Lessor under this Agreement):

(i)

to pay the premiums due or to effect and maintain insurances satisfactory to it or otherwise remedy Lessee’s failure in such manner (including to effect and maintain an “owner’s interest” policy) as it considers appropriate, and any sums so expended by it will become immediately due and payable by Lessee to Lessor on demand (such demand being made as soon as reasonably practicable following the incurring of such expenditure), together with interest thereon at the Default Rate from the date of expenditure by it up to the date of reimbursement by Lessee (before and after any judgment); and

(ii)

at any time while such failure is continuing to require the Aircraft to remain at any airport or to proceed to and remain at any airport designated by it until the failure is remedied to its reasonable satisfaction.

9.6	Continuing Insurance for Indemnity

(a)

Lessee will effect and maintain insurance with respect to its liability under the indemnities in Section 10 for the period expiring on the sooner of two years from the Expiry Date or upon next major check thereafter) providing for each Indemnitee to be named as an additional insured.

(b)

Lessee’s obligation under this Section 9.6 shall not be affected by Lessee ceasing to be lessee of the Aircraft or any of the Indemnitees ceasing to have any interest in respect of the Aircraft, and upon a Transfer pursuant to Section 14.2, Lessee shall continue to name the Indemnitees as additional insureds under the Insurance policies covered by Section 1(d) of Schedule 4 for the sooner two years or next major check after the Transfer date.

9.7	Application of Insurance Proceeds

As between Lessor and Lessee, and except to the extent otherwise required pursuant to the provisions of the airline finance/lease contract Endorsements AVN67B and AVN67B (Hull War) (or any successor provisions then current) adopted by the Lloyd’s Aviation Underwriter’s Association (or any successor endorsements), if applicable:

(a)

All insurance payments, up to the Agreed Value, received as the result of a Total Loss occurring during the Term will be paid to Lessor (unless or until Lessor notifies Lessee that said payments should be made to a specified Financing Party).

(b)

All insurance proceeds in respect of any damage or loss to the Aircraft, any Engine or any Part occurring during the Term not constituting a Total Loss and involving insurance proceeds in excess of the Damage Notification Threshold will be paid to Lessor (unless or until Lessor notifies Lessee that said payments should be made to a specified Financing Party) and applied in payment (or to reimburse Lessee) for repairs or replacement property upon Lessor being reasonably satisfied that the repairs or replacement have been effected in accordance with this Agreement. Insurance proceeds in amounts less than the Damage Notification Threshold may be paid by the insurer directly to Lessee. Any balance remaining shall be paid to or may be retained by Lessee.

(c)	All insurance proceeds in respect of third party liability will be paid to the relevant third party.

(d)

Notwithstanding Sections 9.7(a) and (b), if at the time of the payment of any such insurance proceeds a Default has occurred and is continuing, all such proceeds will be paid to or retained by Lessor (unless or until Lessor notifies Lessee that said payments should be made to a Financing Party) to be applied toward payment of any amounts that may be or become payable by Lessee in such order as Lessor sees fit or as Lessor may elect. In the event that Lessee remedies any such Default to the reasonable satisfaction of Lessor, then Lessor shall procure that all such insurance proceeds then held by Lessor or any Financing Party, as the case may be, in excess of the amounts (if any) applied by Lessor or any Financing Party, as the case may be, in accordance with this Section 9.7(d) shall be paid promptly to Lessee.

9.8	Aggregate Limits

If any of the Insurances is subject to an annual aggregate yearly or other periodic limit, and, by reason of any claims made thereunder during the course of a year or other period in respect of any property subject to such policy, the aggregate amount of coverage available thereunder in respect of the balance of such year or other period shall have been reduced:

(a)	Lessee shall forthwith notify Lessor of the amount of any such claim; and

(b)

Lessee shall not operate the Aircraft during the balance of such year or other period either (i) without the prior written consent of Lessor or (ii) until Lessee has increased forthwith upon request of Lessor the aggregate limit under the relevant policy for such year or other period to such amount as Lessor may reasonably require.

9.9	Form LSW555D Exclusions

In this Section 9.10, the term “Uninsured Risks” shall mean the matters set out in the exclusions to form LSW555D for chemical or biological weapons, so called “dirty bombs” and electromagnetic pulse weapons. Lessee undertakes that if cover in respect of the Uninsured Risks is, or becomes, available in the London insurance markets or elsewhere at commercially reasonable rates (having reference to the extent to which such cover is commonly taken by first class international airlines) it shall, if requested by Lessor, obtain and maintain, or cause to be obtained and maintained, insurance cover for the Uninsured Risks to the fullest extent available in the leading international insurance markets.

10.	INDEMNITY

10.1	General

(a)

Lessee shall defend, indemnify and hold harmless each of the Indemnitees for, from and against any and all claims, proceedings, losses, liabilities, suits, judgments, costs, expenses, penalties or fines (each a “Claim”) regardless of when the same is made or incurred, whether during or after the Term (but not before):

(i)

that may at any time be suffered or incurred directly or indirectly as a result of or connected with possession, repossession, delivery, performance, management, registration, deregistration, control, maintenance, condition, service, repair, overhaul, leasing, subleasing, use, operation or return of the Aircraft, any Engine or Part (either in the air or on the ground) whether or not the Claim may be attributable to any defect in the Aircraft, any Engine or any Part or to its design, testing, use or otherwise, and regardless of when the same arises or whether it arises out of or is attributable to any act or omission, negligent or otherwise, of any Indemnitee; or

(ii)	that arise out of any act or omission that invalidates or that renders voidable any of the Insurances; or

(iii)

that may at any time be suffered or incurred as a consequence of any design, article or material in the Aircraft, any Engine or any Part or its operation or use constituting an infringement of patent, copyright, trademark, design or other proprietary right or a breach of any obligation of confidentiality owed to any Person.

(b)	Notwithstanding the provisions of Section 10.1(a), Lessee shall not have to indemnify for any Claim to the extent that:

(i)	it arises directly as a result of the willful misconduct or negligence of an Indemnitee;

(ii)

it arises directly as a result of a breach by Lessor of its express obligations under this Agreement or as a result of a representation or warranty given by Lessor in this Agreement not being true and correct at the date when, or when deemed to have been, given or made;

(iii)	it constitutes a Non-Indemnified Tax or Lessor Lien;

(iv)	it represents a Tax or loss of tax benefits (Lessee’s liabilities for which, to the extent thereof, are set out in Sections 5.7, 5.8, 5.9 and 5.11);

(v)	it constitutes a cost or expense that is required to be borne by Lessor in accordance with another provision of this Agreement;

(vi)

it results from any disposition not caused by Lessee of all or any part of Lessor’s rights, title or interest in or to the Aircraft or under this Agreement, unless such disposition occurs as a consequence of an Event of Default;

(vii)	it is attributable to an event occurring after the Term unless the Claim results from or arises out of an act or omission by Lessee, or any circumstance existing, during the Term; or

(viii)	it is brought after the Term and relates to a claimed patent infringement by the applicable Manufacturer.

10.2	Mitigation

(a)

Lessor agrees that it shall notify Lessee in writing as soon as reasonably practicable after it becomes aware of any circumstances that would, or would reasonably be expected to, become the subject of a claim for indemnification pursuant to Section 10.1. Lessor (and any other Indemnitee seeking indemnification, as the case may be) and Lessee shall then consult with one another in good faith in order to determine what action (if any) may reasonably be taken to avoid or mitigate such Claim. Lessee shall have the right to take all reasonable action (on behalf and, if necessary, in the name of Lessor or such other Indemnitee) in order to resist, defend or settle (provided such settlement is accompanied by payment) any claims by third parties giving rise to such Claim, provided always that Lessee shall not be entitled to take any such action unless adequate provision, reasonably satisfactory to Lessor and such other Indemnitee, shall have been made in respect of the third party claim and the costs thereof. Lessee or, if the Claim is covered by Lessee’s Insurances, Lessee’s insurers shall be entitled to select any counsel to represent it or them, Lessor and such other Indemnitee in connection with any such action, subject in the case of Lessee to the approval of Lessor and such other Indemnitee (such approval not to be unreasonably withheld) and any action taken by Lessee shall be on a full indemnity basis in respect of Lessor and such other Indemnitee.

(b)

Any sums paid by Lessee to Lessor or any Indemnitee in respect of any Claim pursuant to Section 10.1 shall be paid subject to the condition that, in the event that Lessor or such Indemnitee is subsequently reimbursed in respect of that Claim by any other Person, Lessor or such Indemnitee shall, provided no Default shall have occurred and be continuing, promptly pay to Lessee an amount equal to the sum paid to it by Lessee, including any interest on such amount to the extent attributable thereto and received by Lessor or such Indemnitee, less any Tax payable by Lessor or such Indemnitee in respect of such reimbursement.

10.3	Duration

The	indemnities contained in this Agreement will survive and continue in full force after the Expiry Date.

11.	EVENTS OF LOSS

11.1	Total Loss Before Delivery

If a Total Loss occurs before Delivery, this Agreement will immediately terminate and neither party will have any further obligation or liability under this Agreement except as expressly stated herein.

11.2	Total Loss After Delivery

(a)	If a Total Loss occurs after Delivery, Lessee will pay the Agreed Value to Lessor (or any Financing Party designated by Lessor) on the earlier of:

(i)	the date of receipt of the insurance proceeds payable as a result of the Total Loss, or

(ii)	the 60th day after the Total Loss Date (the “Settlement Date”),

in either case unless the Aircraft is restored to Lessor or Lessee within that period (or, in the case of a Total Loss coming within paragraph (c) of the definition of Total Loss and involving the loss of Lessor’s title to the Aircraft, if both the Aircraft and Lessor’s title thereto are restored to Lessor or, in the case of the Aircraft, to Lessee).

(b)

The receipt by Lessor or any Financing Party (on behalf of Lessor) of the insurance proceeds in respect of the Total Loss on or prior to the Settlement Date shall discharge Lessee from its obligation to pay the Agreed Value to Lessor pursuant to this Section 11.2, provided such proceeds are not less than the Agreed Value. In the event that the insurance proceeds are paid initially to Lessee and not to Lessor or any Financing Party, they may be retained by Lessee if Lessee shall have paid the Agreed Value to Lessor or any Financing Party (on behalf of Lessor); otherwise Lessee shall pay the Agreed Value to Lessor or any Financing Party (on behalf of Lessor) not later than the next Business Day following receipt by Lessee of such proceeds. In the event that Lessee pays the Agreed Value to Lessor or any Financing Party (on behalf of Lessor) in accordance with this Section 11.2, Lessor shall promptly assign to Lessee its rights under the Insurances to receive the insurance proceeds in respect of the Total Loss to the extent that such proceeds shall not have been paid to Lessee.

(c)

Subject to the rights of any insurers or other third parties, upon irrevocable payment in full to Lessor or any Financing Party (on behalf of Lessor) of the Agreed Value and all other amounts that may be or become payable to Lessor under this Agreement, Lessor shall without recourse or warranty (except as to the absence of Lessor Liens), and without further act, be deemed to have transferred to Lessee all of Lessor’s rights to any Engines or Parts not installed when the Total Loss occurred, all on an “as-is where is” basis, and shall, at Lessee’s expense, execute and deliver such bills of sale and other documents and instruments as Lessee may reasonably request to evidence (on the public record or otherwise) the transfer and the vesting of Lessor’s rights in such Engines and Parts in Lessee, free and clear of all rights of Lessor and any Lessor Liens.

11.3	Engine Loss

(a)

Upon the occurrence of an Engine Loss in circumstances in which there has not also occurred a Total Loss (including, for the avoidance of doubt, at a time when the Engine is not installed on the Airframe), Lessee shall give Lessor written notice promptly upon becoming aware of the same and shall, within 60 days after the Engine Loss Date, convey or cause to be conveyed to Lessor, as replacement for such Engine, title to a replacement engine that is in the same or better operating condition, and has the same or greater value and utility, as the lost Engine (assuming the lost Engine was, immediately before the Engine Loss, in the condition required by this Agreement) and that complies with the conditions set out in Section 8.13(a).

(b)

Lessee will at its own expense take all such steps and execute, and procure the execution of, a full warranty bill of sale covering such replacement engine, a supplement to this Agreement adding such replacement engine to the Aircraft and all such other agreements and instruments that are necessary to ensure that title to such Engine passes to Lessor and is subject to the Security Interest created by any Financing Security Document and such replacement engine becomes an “Engine”, all according to Applicable Laws. At any time when requested by Lessor, Lessee will provide evidence to Lessor’s reasonable satisfaction (including the provision, if required, to Lessor of one of more legal opinions) that title has so passed to Lessor and is subject to the Security Interest created by any Financing Security Document.

(c)

Upon compliance with the foregoing title transfer provisions, the leasing of the replaced Engine that suffered the Engine Loss shall cease and title to such replaced Engine shall (subject to any salvage rights of insurers) vest in Lessee free of Lessor Liens. If Lessor or any Financing Party subsequently receives any insurance proceeds relating to such Engine Loss, Lessor shall promptly remit such proceeds, or cause such proceeds to be remitted, to Lessee.

(d)	No Engine Loss with respect to any Engine that is replaced in accordance with the provisions of this Section 11.3 shall result in any increase or decrease in Basic Rent or the Agreed Value.

11.4	Damage or Incident Not Constituting a Total Loss

Following the occurrence of any damage to the Aircraft, any Engine or any Part that does not constitute a Total Loss or an Engine Loss and where either (i) the potential cost of repair may reasonably be expected to exceed the Damage Notification Threshold or (ii) Lessor notifies Lessee in writing that Lessor reasonably believes the damage will permanently affect the value of the Aircraft, Lessee shall take the following actions:

(a)	Lessee shall consult with, and comply with, all reasonable instructions of Lessor with respect to the accomplishment of repairs;

(b)	Lessee shall obtain Lessor’s consent prior to agreeing any repair workscope or seeking Manufacturer approval in connection with any such repairs; and

(c)	Lessee shall obtain a written certification satisfactory to Lessor from all relevant Manufacturer’s as to the accomplishment of repairs.

11.5	Requisition

During any requisition for use or hire of the Aircraft, any Engine or Part that does not constitute a Total Loss:

(a)

the Basic Rent and Supplemental Rent payable under this Agreement will not be suspended or abated either in whole or in part, and Lessee will not be released from any of its other obligations under this Agreement (other than operational obligations with which Lessee is unable to comply solely by virtue of the requisition);

(b)	so long as no Default has occurred and is continuing, Lessee will be entitled to any compensation payable by the requisitioning authority in respect of the Term;

(c)

Lessee will, as soon as practicable after the end of any such requisition (with the Term being extended if and to the extent that the period of requisition continues beyond the Scheduled Expiry Date), cause the Aircraft to be put into the condition required by this Agreement; and

(d)

Lessor will be entitled to all compensation payable by the requisitioning authority in respect of any change in the structure, state or condition of the Aircraft arising during the period of requisition, and Lessor will apply such compensation in reimbursing Lessee for the cost of complying with its obligations under this Agreement in respect of any such change; provided, that, if any Default has occurred and is continuing, Lessor may apply the compensation in or towards settlement of any amounts owing by Lessee under this Agreement.

12.	RETURN OF AIRCRAFT

12.1	Redelivery

On the Expiry Date or termination of the leasing of the Aircraft under this Agreement, Lessee shall, unless a Total Loss has occurred, at its expense, redeliver the Aircraft and Aircraft Documents to Lessor at the Redelivery Location in a condition complying with this Section 12 and Schedule 3, free and clear of all Security Interests and Permitted Liens (other than Lessor Liens).

12.2	Redelivery Inspection

Lessee will make the Aircraft available to representatives of Lessor and the Financing Parties for redelivery inspection in accordance with Part A of the Schedule 3 in order to verify that the condition of the Aircraft complies with this Agreement. The redelivery inspection will be long enough to permit the representatives of Lessor and the Financing Parties to inspect, at their own cost, the Aircraft Documents, the Aircraft and any uninstalled Parts and Engines. The representatives of Lessor and the Financing Parties shall attend and conduct the Final Inspection diligently and, without limiting their right to conduct the full redelivery inspection permitted by this Agreement, will cooperate with Lessee in order to complete the redelivery inspection as soon as reasonably practical.

12.3	Non-Compliance

To the extent that, at the time of redelivery inspection, the condition of the Aircraft or the Aircraft Documents does not comply with this Agreement, Lessee shall, at the option of Lessor:

(a)

immediately rectify the non-compliance and, to the extent the non-compliance extends beyond the Scheduled Expiry Date, the Term will be automatically extended until the date on which the non- compliance has been rectified to the Lessor satisfaction; or

(b)

redeliver the Aircraft and the Aircraft Documents to Lessor, provided that parties have agreed on the compensation amount required for putting the Aircraft and/or the Aircraft Documents into the condition required by this Agreement and Lessee has paid such compensation to Lessor.

During any extension of the Term pursuant to Section 12.3, this Agreement will remain in full force and effect, including the obligation to pay the Basic Rent at a rate of US$7,000 a day, provided that Lessee shall not operate, or permit others to operate, the Aircraft except for the Ferry Flight to the Redelivery Location.

12.4	Aircraft Documentation

(a)

Lessee shall redeliver to Lessor on the Expiry Date all Aircraft Documents delivered with the Aircraft on the Delivery Date in the form and condition in which such Aircraft Documents were delivered by Lessor to Lessee, and all other Aircraft Documents acquired or prepared by Lessee during the Term, including time logs showing Flight Hours and Cycles for the Airframe, Engines, Landing Gear and APU on any given date, documents, manuals (revised up to and including the most current revisions issued by the applicable Manufacturer), data, overhaul records, time controlled part traceability to overhaul, LLP traceability to overhaul and “zero time since new” for time controlled parts that have been replaced by Lessee, log books, serviceable parts tags for all Parts that have been replaced by

Lessee, teardown reports or alternative compliance as described in Section 8.13 for time controlled parts that have been replaced by Lessee, Aviation Authority forms (as applicable), modification records, inspection reports (including NDT documentation such as x-ray, eddy current, etcetera) and all other documentation pertaining to the Aircraft, Engines and Parts. All Aircraft Documentation shall be redelivered in the same format as delivered, or if generated by the Lessee during the Term, shall be in a format which can be readily utilized by future lessees. All discrepancies found in the Aircraft Documents shall be corrected, and any missing Aircraft Documents shall be reconstructed by Lessee at Lessee’s sole cost and expense prior to the return of the Aircraft. All Aircraft Documents shall be in the English language.

(b)

Upon redelivery and upon request by Lessor, Lessee shall (a) provide to Lessor all documents necessary to export the Aircraft from the State of Registration (including a valid and subsisting export license for the Aircraft), and (b) provide any documents requested by Lessor in connection with, and otherwise cooperate with, the deregistration of the Aircraft by the Aviation Authority, including causing the Aviation Authority to issue an Export Certificate of Airworthiness to a country specified by Lessor.

12.5	Acknowledgment

Provided Lessee has complied with its obligations under this Agreement, following redelivery of the Aircraft by Lessee to Lessor at the Redelivery Location, Lessor will deliver to Lessee an acknowledgment confirming that Lessor is satisfied that the Aircraft is in the condition required by this Agreement and has been redelivered to Lessor in accordance with this Agreement.

12.6	Maintenance Program

(a)

During the 60-day period preceding the Scheduled Expiry Date and upon Lessor’s request, Lessee will provide Lessor or its agent reasonable access to the Approved Maintenance Program and the Aircraft Documents in order to facilitate the Aircraft’s integration into any subsequent operator’s fleet. Lessor agrees that it will not disclose the contents of the Approved Maintenance Program to any Person except to the extent necessary to monitor Lessee’s compliance with this Agreement and/or to bridge the maintenance program for the Aircraft from the Approved Maintenance Program to another program after the Expiry Date.

(b)	Concurrent with providing the Aircraft Documents for Lessor’s review, Lessee shall provide to Lessor a written summary of all sampling programs involving or affecting the Aircraft.

12.7.	Storage

(a)

If Lessor so requests, and subject to the availability of the requisite space, Lessee shall park and store the Aircraft at a secure storage area, which may be at the Redelivery Location or at any other suitable facility of Lessee selected by Lessee, wherever located (the “Storage Location”), on behalf of Lessor for a period not exceeding 30 days from the Expiry Date. During that period the Aircraft shall be at Lessee’s risk (save as to any loss or damage caused by Lessor’s willful misconduct or gross negligence), and Lessee shall maintain and store the Aircraft in accordance with the respective manufacturer’s maintenance planning document and shall insure the Aircraft in accordance with a “ground risk only” policy usual and customary in the worldwide aviation insurance marketplace. All storage, maintenance and insurance costs shall be borne by Lessor.

(b)

If Lessor so requests, and subject to the availability of the requisite space, Lessee shall continue to park and store the Aircraft at the Storage Location on behalf of Lessor for a further period not exceeding 60 days. During that further period the Aircraft shall be at Lessor’s risk (save as to any loss or damage caused by Lessee’s willful misconduct or gross negligence), but Lessee shall continue to maintain, store and insure the Aircraft in accordance with this Section 12.8. All reasonable storage, maintenance and insurance costs incurred by Lessee (excluding any profit element accruing to Lessee) during such further period shall be reimbursed by Lessor promptly upon presentation of supporting invoices and/or receipts.

12.8. Ferry Flight

After acknowledgment of redelivery of the Aircraft pursuant to Section 12.5 or storage of the Aircraft pursuant to Section 12.7, Lessee will, at Lessor’s request and at Lessee’s cost, ferry the Aircraft to a Redelivery Location.

13.	DEFAULT

13.1	Events of Default

Each of the following events will constitute an Event of Default and a repudiation of this Agreement by Lessee:

(a)

Non-payment: Lessee (i) fails to pay the Agreed Value and all other amounts required under Section 11.2 on the Settlement Date, (ii) fails to make any payment of Rent within two (2) Business Days after the date on which such payment is due, or (iii) fails to pay any other amount payable by it under this Agreement within five (5) Business Days after written notice from Lessor that such amounts are due; or

(b)

Material Covenants: Lessee (i) fails to rectify the non-compliance of the Aircraft with the conditions of Section 12 or redeliver the Aircraft to Lessor in accordance with Section 12, or (ii) fails to maintain in full force and effect any insurance required to be maintained under Section 9, or (iii) transfers possession of the Airframe or any Engine to another Person other than as permitted by this Agreement; or

(c)

Breach: Lessee fails to comply with any other provision of this Agreement and, if such failure is, in the reasonable opinion of Lessor, capable of remedy, the failure continues for 14 days after notice from Lessor to Lessee, provided, that if such failure cannot reasonably be remedied within such 14 day period and Lessee is diligently undertaking all necessary remedial action, the 14 day period shall be extended for a further 14 days; or

(d)

Representation: any representation or warranty made (or deemed to be repeated) by Lessee in this Agreement or in any document or certificate furnished to Lessor pursuant to or in connection with this Agreement is or proves to have been incorrect in any material respect when made or deemed to be repeated; or

(e)	Cross Default:

(a)	any Financial Indebtedness of Lessee or any of its Subsidiaries that exceeds $1,500,000 is not paid when due and any applicable grace period shall have expired;

(ii)	the security for any Financial Indebtedness is enforced;

(iii)

any lease, conditional sale, installment sale or forward purchase agreement of Lessee or any of its Subsidiaries in respect of an aircraft is terminated as a consequence of an event of default or termination event (howsoever described); or

(iv)

an event of default (howsoever described) occurs under any lease, conditional sale, installment sale, or forward purchase agreement between Lessor or any of its Subsidiaries and Lessee or any of its Subsidiaries;

provided always, in any such case, it shall not constitute an Event of Default under this Agreement:

(1)	if the relevant Financial Indebtedness constitutes non-recourse borrowing or financing; or

(2)

if the non-payment, acceleration, termination or event in question is being contested by Lessee in good faith and on reasonable grounds and any declaration of default, termination of agreement or enforcement of security has been stayed by a court of competent jurisdiction; or

(f)	Approvals: any consent, authorization, license, certificate or approval of or registration with or declaration to any Government Entity in connection with this Agreement, including:

(i)

any authorization required by Lessee of, or in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the performance by Lessee of its obligations under this Agreement; or

(ii)	any airline license, air transport license, franchise, concession, permit, certificate, right or privilege required by Lessee for the conduct of its business,

is modified, withheld, revoked, suspended, canceled, withdrawn, terminated or not renewed, or otherwise ceases to be in full force and is not reissued, reinstated or renewed within 30 days, provided however that any such modification, withholding, revocation, suspension, cancellation, withdrawal, termination or non- renewal shall only constitute an Event of Default if it has a material adverse effect on Lessee’s ability to perform its obligations under the Operative Documents or on Lessor’s rights, title and interest to and in the Aircraft or under this Agreement; or

(g)	Insolvency:

(i)	Lessee is, or is deemed for the purposes of any relevant law to be, unable to pay its debts as they fall due or to be insolvent; or

(ii)	Lessee suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(h)	Bankruptcy and Similar Proceedings:

(i)	Lessee shall consent to the appointment of a receiver, trustee or liquidator for itself or for a substantial part of its property; or

(ii)	Lessee shall admit in writing its inability to pay its debts generally as they become due, or Lessee shall make a general assignment for the benefit of creditors; or

(iii)

Lessee shall file a voluntary petition in bankruptcy or a voluntary petition or answer seeking reorganization in a proceeding under any laws dealing with bankruptcy, insolvency, moratorium or creditors’ rights generally (any or all of which are hereinafter referred to as “Bankruptcy Laws”), or an answer admitting the material allegations of a petition filed against Lessee in any such proceeding, or Lessee shall by voluntary petition or answer consent to or fail to oppose the seeking of relief under the provisions of any Bankruptcy Laws; or

(iv)

any order, judgment or decree is entered by a court of competent jurisdiction appointing a receiver, trustee or liquidator of Lessee or a substantial part of its property, or ordering a substantial part of Lessee’s property to be sequestered, is instituted or done with the consent of Lessee or, if instituted by another Person, the order, judgment or decree is not dismissed, remedied or relinquished within 30 days; or

(v)

a petition against Lessee in a proceeding under any Bankruptcy Laws shall be filed and shall not be withdrawn or dismissed within 30 days thereafter, or if, under the provisions of any Bankruptcy Laws that may apply to Lessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of Lessee or of any substantial part of its property; or

(vi)

any step (including petition, proposal or convening a meeting) is taken with a view to an assignment or arrangement with any creditors of, or the reorganization, rehabilitation, administration, or liquidation, or dissolution of, Lessee or any other insolvency proceedings involving Lessee; or

(i)	Other Jurisdiction: there occurs in relation to Lessee any event anywhere which, in the reasonable opinion of Lessor, corresponds with any of those mentioned in Section 13.1(h); or

(j)

Unlawful: it becomes unlawful for Lessee to perform any of its material obligations under this Agreement or this Agreement becomes wholly or partly invalid or unenforceable, provided that any such partial invalidity or unenforceability shall only constitute an Event of Default if it has a material adverse effect on Lessee’s ability to perform its obligations under this Agreement or Lessor’s rights, title and interest in and to the Aircraft or under this Agreement; or

(k)	Suspension of Business: Lessee suspends or ceases to carry on all or a substantial part of its business; or

(l)

Disposal: Lessee or any of its Subsidiaries disposes or threatens to dispose of all or a material part of its assets, whether by one or a series of transactions, related or not, other than pursuant to a merger or consolidation as referred to in, and subject to, Section 8.8(b) or for the purpose of any other reorganization or amalgamation the terms of which have received the previous consent in writing of Lessor; or

(m)

Rights: the existence, validity, enforceability or priority of the rights of Lessor as owner and lessor in respect of the Aircraft or the rights of any Financing Party as mortgagee of the Aircraft or assignee of this Agreement are challenged by Lessee or any other Person claiming by or through Lessee; or

(n)

Change of Ownership: any single Person or group of Persons (other than a current shareholder of Lessee) acquire control, directly or indirectly, of Lessee without the previous consent in writing of Lessor (which consent shall not be withheld unless Lessor is of the reasonable opinion that such acquisition of control will have a materially adverse effect on Lessee’s ability to perform its obligations under this Agreement or Lessor’s rights, title and interest in and to the Aircraft or under this Agreement), not including (i) individuals or other Persons that are currently in control of Lessee, (ii) spouses of any such individuals, (iii) any lineal ancestor or descendant of any such individual, (iv) any spouse of any individual covered by clause (iii), or (v) a partnership or trust set up for the benefit of individuals identified in clauses (i) through (iv); or

(o)

Delivery: Lessee fails (i) to accept delivery of the Aircraft when validly tendered pursuant to this Agreement by Lessor (provided that Lessor shall have satisfied the conditions precedent set out in Section 3.4) or fails to deliver any of the conditions precedent referred to in Sections 3.1 or 3.2 within the specified time periods when they are due; or (ii) to deliver any of the conditions subsequent referred to in Section 3.6 within the specified time periods therein, or (iii) to observe or perform any of its obligations or covenants set forth in Sections 8, or (iv) to provide the monthly maintenance status report required by Section 8.2 (e), or (v) to redeliver the Aircraft to Lessor on the Required Redelivery Date in accordance with, and in the condition required under Section 12; or

(p)

Adverse Change: any event or series of events occurs which, in the reasonable opinion of Lessor, could be expected to have a material adverse effect on the financial condition or operations of Lessee or on the ability of Lessee to comply with its obligations under the Operative Documents or to have a prejudicial effect on Lessor’s or any Financing Party’s rights, title and/or interest in, to or under the Aircraft and/or the Operative Documents; or

(q)

Nationalization: all or a material part of the undertakings, rights, assets or revenues of, or shares or other ownership interests in, Lessee are seized, nationalized, expropriated or compulsorily acquired by or under the authority of any Government Entity.

13.2	Rights

(a)

Remedies. Upon the occurrence of any Event of Default and at any time thereafter so long as the same shall be continuing, Lessor may at its option by notice in writing to Lessee treat such event as a repudiation by Lessee of its obligations under this Agreement or declare this Agreement to be in default; provided that, upon the occurrence of any Event of Default shall automatically be deemed to have been repudiated by Lessee and declared in default without notice. Once this Agreement has been repudiated by Lessee or declared in default, or is deemed to have been repudiated by Lessee or declared in default, in accordance with the foregoing sentence, then, and at any time thereafter, Lessor may automatically, at its election and in its sole discretion, without making demand, giving notice or taking any other action:

(i)

proceed by appropriate court action or actions, either at law or in equity, to enforce performance by Lessee of the applicable covenants of Lessee hereunder and to recover damages for the breach thereof and to rescind this Agreement;

(ii)

(A) if the Aircraft has not yet been delivered to Lessee, terminate the obligation to deliver and lease the Aircraft hereunder, and (B) if the Aircraft has been delivered to Lessee, terminate the leasing of the Aircraft hereunder by written notice and require that Lessee, and Lessee shall upon the request of Lessor, immediately return the Aircraft to Lessor in the manner set forth in such notice, in which event such return shall not be delayed for purposes of complying with the return conditions set forth in Section 12 (none of which conditions shall be deemed to affect Lessor’s possession of the Aircraft) or be delayed for any other reason (notwithstanding the foregoing, at Lessor’s option, Lessee shall be required thereafter to take such actions as would be required by the provisions of this Agreement as if the Aircraft were being returned in full compliance with Section 12), and, in the case of (A) or (B), sell at private or public sale, as Lessor may determine, or hold, use, operate or lease to others the Aircraft as Lessor in its sole discretion may determine, all free and clear of any rights of Lessee;

(iii)	take all steps deemed by Lessor to be necessary or appropriate to deregister and export the Aircraft from the State of Registration; and/or

(iv)	without terminating the leasing of the Aircraft hereunder, by notice to the Lessee, require the grounding of the Aircraft.

(b)	Repossession. Upon the occurrence of any Event of Default, Lessor and its representatives and agents, to the extent permitted by law shall:

(i)

have the right to enter upon any premises where Lessor reasonably believes the Aircraft, the Airframe, any Engine, any Part or the Aircraft Documents to be located and take immediate possession of and, at Lessor’s sole option, remove the same (and any engine or part which is not an Engine or Part but which is installed on the Airframe, subject to the rights of the owner, lessor or secured person thereof) with or without any judicial proceedings, all without liability of any kind whatsoever;

(ii)

not be liable, in conversion or otherwise, for the taking of any personal property of Lessee or any other person which is in or attached to the Aircraft, the Airframe, an Engine or Part or included among the Aircraft Documents which is or are repossessed; provided, however, that Lessor shall return to Lessee or such other person at Lessee’s expense all such personal property belonging to Lessee or such other person;

(iii)

not be liable or responsible, in any manner, for any inadvertent damage or injury to any of Lessee’s property in repossessing and holding the Aircraft, the Airframe, any Engine, any Part or the Aircraft Documents, except for that caused by or in connection with Lessor’s wilful misconduct;

(iv)

have the right to maintain possession of and dispose (by sale or lease) of the Aircraft, the Airframe, any Engine, any Part or the Aircraft Documents on any premises owned by Lessee or under Lessee’s control; and

(v)	have the right to obtain a key to any premises at which the Aircraft, the Airframe, any Engine, any Part or the Aircraft Documents may be located from the landlord or owner thereof.

(c)

Assembly. Upon the occurrences of any Event of Default, if required by Lessor, Lessee shall assemble and make the Aircraft, the Airframe, any Engine, any Part’s and the Aircraft Documents available at a place designated by Lessor.

(d)

Non-exclusive Remedies. No remedy referred to in this Section 13.2 is intended to be exclusive, but, to the extent permissible hereunder or under applicable law, each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity and the exercising or beginning of exercise by Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by Lessor of any or all of such other remedies. No express or implied waiver by Lessor of any Default or Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. To the extent permitted by applicable law, Lessee hereby waives any rights now or hereafter conferred by statute or otherwise that may require Lessor to sell, lease or otherwise use the Aircraft or any Engine which may otherwise limit or modify any of Lessor’s rights or remedies hereunder.

(e)

Power of Attorney. Lessee hereby irrevocably appoints Lessor (which appointment is coupled with an interest) as Lessee’s agent and attorney-in-fact to execute all documents deemed by Lessor to be necessary or desirable to release, terminate and void Lessee’s interest in the Aircraft, to de-register and export the Aircraft and to file said documents for recordation with the Aviation Authority and any other appropriate Government Entity. Lessor agrees that it will not use this agency unless an Event of Default has occurred.

(f)	Cape Town Convention Remedies. If the Cape Town Convention is ratified or made applicable in the State of Registration or the Habitual Base, Lessee and Lessor acknowledge and agree that:

(i)	each of the Events of Default set forth in Section 13.2 will be deemed to be an event that constitutes a “default” (as such term is used in the Cape Town Convention);

(ii)	upon the occurrence of any Event of Default, Lessor will be afforded all speedy and other relief, rights and remedies specified in the Cape Town Convention as a result of such Event of Default;

(iii)

Article 13(2) of the Cape Town Convention shall not apply to this Agreement if Lessor elects to exercise its rights under Article 13(1) of the Cape Town Convention in accordance with Clause 14.2 of this Agreement;

(iv)	for purposes of Article XI, alternative B of the Protocol, the time period to be applied for paragraph 2 of Article XI of the Protocol shall be 15 days;

(v)

all of the rights and remedies of Lessor specified in this Section 13.2 will be construed to be “additional remedies” (as such term is used in and permitted by the Cape Town Convention), which may be exercised by Lessor pursuant to this Agreement subject to the requirements of applicable law; and

(vi)

Lessor may, without notice to Lessee, take all steps as are contemplated by the Cape Town Convention to deregister the Aircraft, export the Aircraft from the State of Registration and, if applicable, discharge any international interest in respect of the Aircraft, this Agreement and the other Lessee’s Documents from the International Registry.

13.3. Payments on Events of Default

(a)

Past Due Payments. Upon the occurrence of any Event of Default which is continuing and/or following termination of the leasing of the Aircraft or the obligation to deliver the Aircraft, whether or not Lessor shall have exercised, or shall thereafter exercise, any of its rights under Section 13.2, Lessee shall, upon receipt of notice from Lessor, pay to Lessor all arrears of (a) Rent and (b) any other sums (whether in respect of interest, costs, fees, expenses or otherwise) then owing under the Lessee’s Documents.

(b)

Indemnity. Upon the occurrence of any Event of Default which is continuing and/or following termination of the leasing of the Aircraft or the obligation to deliver the Aircraft pursuant to Section 13.2, whether or not Lessor shall have exercised, or shall thereafter exercise, any of its rights under Section 13.2, Lessee shall, upon receipt of notice from Lessor, indemnify each Lessor Party and each of their respective Affiliates against:

(i)

all fees, costs and expenses (including legal, professional, inspection and out-of-pocket expenses and other costs but without duplication of any other amounts paid under Section 13.3 (a)    or this Section 13.3 (b)) payable or incurred by such person in connection with such Default or Event of Default or the enforcement of, or preservation of any of Lessor’s rights under, this Agreement or in respect of recovering possession of the Aircraft or carrying out any works or modifications required to place the Aircraft in the condition set forth in Section 12; and

(ii)

any loss (including loss of profit), damage, expense, cost or liability that such person may sustain or incur as a consequence of the occurrence of any Default or Event of Default and/or termination of the leasing of the Aircraft pursuant to Section 13.2, including:

(1)

any loss of profit suffered because of the inability to place the Aircraft on lease with another lessee on terms as favourable as the terms hereof or because whatever use, if any, to which Lessor is able to put the Aircraft upon its return (or the funds arising upon a sale or other disposal thereof) is not as profitable as leasing the Aircraft in accordance with the terms hereof would have been;

(2)	any amount of interest, fees or other sums whatsoever paid or payable on account of funds borrowed in order to carry any unpaid amount;

(3)

amounts payable in respect of any loss, premium, penalty or expense that may be incurred in repaying funds raised to finance the Aircraft or in unwinding any swap, forward interest rate agreement or other financial instrument relating in whole or in part to any financing of the Aircraft; and

(4)

any loss, cost, expense or liability owing to Lessee’s failure to redeliver the Aircraft on the Required Redelivery Date in the condition required by this Agreement (including damages suffered by owner and/or Lessor from the loss of a subsequent lease or sale of the Aircraft resulting from Lessee’s failure to redeliver the Aircraft on time and in the agreed condition required by this Agreement).

(c)

Further Notices. Lessor shall be entitled, following the issuance of a notice under Section 13.3 (a) or 13.3    (b), to issue further notices thereafter in respect of any amounts referred to in this Section 13.3 that shall not have been incurred and/or quantified at the date of any previous notice.

(d)	No limitation. Lessor’s rights to payments under this Section 13.3 are not intended to be exclusive but are in addition to any other remedy available to Lessor under applicable law.

14. ASSIGNMENT, TRANSFER and FINANCING

14.1	No Assignment by Lessee

Lessee shall not assign any of its right, title, interests, duties, obligations or liabilities in, to or under this Agreement, or create or permit to exist any Security Interest (other than Permitted Liens) over any of its rights under this Agreement, and any such purported assignment or grant of a Security Interest shall be void ab initio and of no force or effect. Without limiting the foregoing, if any assignment prohibited under the foregoing sentence shall be valid by operation of any non-waivable provision of Applicable Law, Lessee shall nevertheless remain fully liable for the payment and performance of all of Lessee’s obligations to be paid and performed hereunder as fully and to the same extent as if such assignment had not been effected, without prejudice to the obligations of such assignee.

14.2	Lessor Assignment

Lessor may sell, assign or transfer all or any of its rights under this Agreement and in the Aircraft (the “Transfer”) and Lessor will, other than in the case of an assignment for security purposes, have no further obligation under this Agreement following a Transfer but, notwithstanding any Transfer, will remain entitled to the benefit of each indemnity under this Agreement.

(a)	In connection with any Transfer, the following conditions shall apply:

(i)

Lessor shall give Lessee written notice of such Transfer at least 10 Business Days before the date of such Transfer, specifying the name and address of the proposed purchaser, assignee or transferee (the “Transferee”);

(ii)	the Transferee will have full corporate power and authority to enter into and perform the transactions contemplated by this Agreement on the part of “Lessor”;

(iii)

on the Transfer date Lessor and the Transferee shall enter into an agreement or agreements in which the Transferee confirms that it shall be deemed a party to this Agreement and agrees to be bound by all the terms of, and to undertake all of the obligations of, Lessor contained in this Agreement arising on or after the time of the Transfer, including, without limitation, the quiet enjoyment provisions of Section 7.1 hereof; and

(iv)	such Transfer shall not violate any Applicable Law.

(b)

Upon any Transfer, the Transferee shall be deemed Lessor for all purposes of this Agreement, each reference in this Agreement to “Lessor” shall thereafter be deemed for all purposes to refer to the Transferee, and the transferor shall be relieved of all obligations of “Lessor” under this Agreement arising after the time of such Transfer except to the extent attributable to acts or events occurring prior to the time of such Transfer.

(c)

Upon compliance by Lessor and a Transferee with the terms and conditions of Section 14.2(a), Lessee shall at the time of Transfer, at the specific written request of Lessor and with Lessor paying all of Lessee’s reasonable out-of-pocket costs and expenses:

(i)

execute and deliver to Lessor and to such Transferee an agreement, in form and substance satisfactory to Lessor, Lessee and such Transferee, dated the date of such transfer, consenting to such transfer, agreeing to pay all or such portion of the Basic Rent and other payments under this Agreement to such Transferee or its designee as such Transferee shall direct, and agreeing that such Transferee shall be entitled to rely on all representations and warranties made by Lessee in the Operative Documents or in any certificate or document furnished by Lessee in connection with the Operative Documents as though such Transferee was the original “Lessor”;

(ii)

execute and deliver to Lessor or such Transferee, as appropriate, precautionary Uniform Commercial Code financing statements or amendments reflecting the interests of such Transferee in the Aircraft and this Agreement;

(iii)

deliver to Lessor and to such Transferee a certificate, signed by a duly authorized officer or Lessee, dated the date of such transfer, to the effect that (1) no Event of Default has occurred and is continuing or, if one is then continuing, describing such Event of Default, and (2) the representations and warranties set forth in Section 2.1 are true and correct as of such date;

(iv)

cause to be delivered to Lessor and such Transferee certificates of insurance and broker’s letters of undertaking substantially in the form delivered to Lessor on the Delivery Date, detailing the coverage and confirming the insurers’ agreement to the specified insurance requirements of this Agreement and listing Lessor and Transferee as additional insureds and the Transferee as sole loss payee (subject to other direction by any Mortgagee);

(v)

deliver to Lessor and to such Transferee an opinion of Lessee’s counsel (which may be Lessee’s General Counsel), addressed to Lessor and such Transferee to the effect that the agreement referred to in Section 14.2(c)(i) has been duly authorized and executed by Lessee and constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms (subject to customary exceptions), and to the effect that such Transferee may rely on the opinion delivered by such counsel or its predecessor counsel in connection with this Agreement on the Delivery Date with the same force and effect as if such Transferee was an original addressee of such opinion when given;

(vi)

deliver to Lessor and such Transferee information on the location of the Airframe and Engines at all times requested by Lessor in order to permit the Transfer to take place at a time and on a date so as to eliminate or minimize any Taxes applicable to the Transfer; and

(vii)	such other documents as Lessor or such Transferee may reasonably request.

14.3	Financing Parties; Grants of Security Interests

(a)

On or before the Delivery Date, and from time to time thereafter, Lessor shall advise Lessee in writing of any Financing Parties, and of any Financing Documents relevant to such Financing Parties status as Additional Insureds and of any Financing Security Documents providing to any Financing Parties a Security Interest in the Aircraft or Lessor’s right, title and interest in any Operative Documents.

(b)

Lessor shall be entitled at any time after Delivery to grant a Security Interest in the Aircraft or its right, title and interest in any Operative Document in replacement of or with a priority senior, equal or subordinate to any previous grant of a Security Interest. In the case of any such grant after Delivery, Lessee shall promptly, at the specific written request of Lessor and with Lessor paying all of Lessee’s reasonable out-of-pocket costs and expenses:

(i)

execute and deliver to Lessor a notice and acknowledgment referring to the new Financing Security Document, provided that any Financing Parties to whom such acknowledgment is given shall give to Lessee a quiet enjoyment undertaking in substantially the same terms as those set out in Section 7.1 hereof;

(ii)

deliver to Lessor and any new Financing Parties identified by Lessor a certificate, signed by a duly authorized officer of Lessee, dated the date of the grant of the additional Security Interest by Lessor, to the effect that (1) no Event of Default has occurred and is continuing or, if one is then continuing, describing such Event of Default, and (2) the representations and warranties set forth in Section 2.1 are true and correct as of such date;

(iii)

cause to be delivered to Lessor certificates of insurance and broker’s letters of undertaking substantially in the form delivered to Lessor on the Delivery Date, detailing the coverage and confirming the insurers’ agreement to the specified insurance requirements of this Agreement, adding the additional Financing Parties identified by Lessor as additional insureds and, if requested by Lessor, as loss payees;

(iv)	such other documents as Lessor may reasonably request.

14.4	Sale and Leaseback by Lessor

In addition to the Transfers and grants of Security Interests permitted by Sections 14.2 and 14.3, Lessor shall be entitled to transfer its right, title and interests in and to the Aircraft to any Person and lease the Aircraft from such Person (the “Head Lessor”), and in such event Lessor shall retain its rights and obligations as “Lessor” under this Agreement. In the event of such a sale and lease-back by Lessor, (a) the Head Lessor shall meet the requirements for a “Transferee” as defined in Section 14.2(a)(i) above, (b) Lessor shall be entitled to assign its rights in this Agreement to such Head Lessor as security for its obligations under the head lease, (c) the Head Lessor shall be entitled to grant to one or more purchase money lenders, or to an indenture trustee on behalf of such lenders, a Security Interest covering the Aircraft and the Operative Documents, (d) Lessee shall execute and deliver to Lessor, such Head Lessor and such secured parties, as appropriate, the documents specified in Sections 14.2(c) and 14.3(b) above, and Lessee shall cooperate with Lessor to make such other changes to this Agreement, such as including such Head Lessor and such secured parties as additional insureds and “Indemnitees”, as Lessor may reasonably request so long as such changes do not adversely affect the rights or obligations of Lessee under this Agreement or otherwise adversely affect Lessee and with Lessor paying all of Lessee’s reasonable out-of-pocket costs and expenses.

14.5 Further Acknowledgments

Lessee further acknowledges that any Transferee shall in turn have the rights of, and be subject to the conditions to, transfer and grants of Security Interests set forth above in this Section 14.

14.6 Certain Protections for Lessee’s Benefit

The rights of Lessee under this Agreement shall be superior to the rights of any Financing Party or Head Lessor, and Lessor shall require each Financing Party holding a Security Interest in this Agreement and each Head Lessor to agree in writing with Lessee that such Financing Party’s and Head Lessor’s rights in and to the Aircraft and/or this Agreement shall be subject to the terms of this Agreement, including to Lessee’s rights to the quiet use, possession and enjoyment provisions contained in this Agreement. Lessor’s obligations to perform the terms and conditions of this Agreement shall remain in full force and effect notwithstanding the creation of any Financing Security Document or Head Lease. Lessor shall not enter into any Financing Security Document or Head Lease that violates the terms of this Section 14.6.

15. GOVERNING LAW AND JURISDICTION

15.1 Governing Law

THIS AGREEMENT AND EACH OTHER OPERATIVE DOCUMENT, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK.

15.2 Consent to Jurisdiction

Each of Lessor and Lessee hereby agrees that the courts of New York are to have nonexclusive jurisdiction to settle any disputes which may arise in connection with this Agreement or any other Operative Document, and by execution and delivery of this Agreement each of Lessor and Lessee hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its assets, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of Lessor and Lessee waives objection to the courts of New York on grounds of inconvenient forum or otherwise as regards proceedings in connection with the Operative Documents and agrees that a judgment or order of a New York court in connection with an Operative Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction. Nothing herein shall limit the right of either Lessor or Lessee from bringing any legal action or proceeding or obtaining execution of judgment against the other in any other appropriate jurisdiction or concurrently in more than one jurisdiction. Each of Lessor and Lessee further agrees that, subject to applicable law, a final judgment in any action or proceeding arising out of or relating to this Lease Agreement or any other Operative Document shall be conclusive and may be enforced in any other jurisdiction outside New York by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the indebtedness or liability therein described, or in any other manner provided by law.

15.3 Service of Process

(a)

Prior to Delivery Lessee shall irrevocably designate, appoint and empower its authorized agent to receive on its behalf and on behalf of its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to any Operative Document. Such service may be made by mailing or delivering a copy of such process in care of the appropriate process agent described in this Section 15.3 and Lessee hereby irrevocably authorizes and directs its designated process agent to accept such service on its behalf. Lessee further agrees that failure by a process agent appointed in accordance with the foregoing terms to notify Lessee of the process shall not invalidate the proceeding concerned. Notwithstanding the foregoing, nothing herein shall affect the rights of either party to serve process in any other manner permitted by Applicable Laws. Lessee shall maintain such process agent, or such other Person located within New York and as may be reasonably acceptable to Lessor, as its agent for service of process in New York during the Term and six months thereafter, at Lessee’s sole cost and expense.

(b)

Without prejudice to any other mode of service, each of Lessor and Lessee consents to the service of process relating to any proceedings involving, directly or indirectly, any matter arising out of or relating to this Agreement by mail of a copy of the process to Lessee’s address identified in Section 16.10(b).

16. MISCELLANEOUS

16.1 Waivers, Remedies Cumulative

The rights of Lessor or Lessee under this Agreement may be exercised as often as necessary, are cumulative and not exclusive of that party’s rights under any law and may be waived only in writing and specifically. Delay in exercising or non-exercise of any such right is not a waiver of that right.

16.2 Delegation

Lessor or any Financing Party may delegate to any Person or Persons all or any of the trusts, powers or discretions vested in it by this Agreement and any such delegation may be made upon such terms and conditions and subject to such regulations (including power to sub-delegate) as Lessor or such Financing Party, respectively, in its absolute discretion thinks fit provided that no such delegation shall increase Lessee’s obligations hereunder.

16.3 Appropriation

If any sum paid or recovered in respect of the liabilities of Lessee under this Agreement is less than the amount then due, Lessor may apply that sum to amounts due under this Agreement in such proportions and order and generally in such manner as Lessor may determine.

16.4 Currency Indemnity

(b)

If Lessor receives an amount in respect of the Lessee’s liability under this Agreement or if such liability is converted into a claim, proof, judgment or order in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under this Agreement:

(i)	Lessee will indemnify Lessor, as an independent obligation, against any loss arising out of or as a result of such conversion;

(ii)

if the amount received by Lessor, when converted into the contractual currency (at the market rate at which Lessor is able on the relevant date to purchase the contractual currency in New York City with that other currency) is less than the amount owed in the contractual currency, Lessee will, forthwith on demand, pay to Lessor an amount in the contractual currency equal to the deficit; and

(iii)	Lessee will pay to Lessor on demand any exchange costs and Taxes payable in connection with the conversion.

(c)

Lessee waives, to the extent permitted by Applicable Law, any right it may have in any jurisdiction to pay any amount under this Agreement in a currency other than that in which it is expressed to be payable.

16.5	Payment by Lessor

Lessor will not be obliged to pay any amounts to Lessee under this Agreement so long as any sums which are then due from Lessee under this Agreement remain unpaid and any such amounts which would otherwise be due will fall due only if and when Lessee has paid all such sums.

16.6	Severability

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

16.7	Remedy

If Lessee fails to comply with any provision of this Agreement, Lessor may, without being in any way obliged to do so or responsible for so doing and without prejudice to the ability of Lessor to treat the non- compliance as a Default, effect compliance on behalf of Lessee, whereupon Lessee shall become liable to pay immediately any sums expended by Lessor together with all costs and expenses (including reasonable legal costs) necessarily incurred in connection therewith.

16.8	Expenses

(a)

Lessor and Lessee shall each bear their respective expenses (including legal, professional and out-of- pocket expenses) incurred or payable in connection with the negotiation, preparation and execution of this Agreement, except that Lessee shall bear the expenses of the legal opinion required under this Agreement.

(b)

Lessee will pay to Lessor on demand all expenses (including legal, survey and other costs) payable or incurred by Lessor in contemplation of, or otherwise in connection with, the enforcement of or preservation of any of Lessor’s rights under this Agreement, or in respect of the repossession of the Aircraft.

(c)

Lessor will pay to Lessee on demand all expenses (including legal costs) payable or incurred by Lessee in contemplation of, or otherwise in connection with, the enforcement of or preservation of any of Lessee’s rights under this Agreement.

16.9	Time of Essence

The time stipulated in this Agreement for all payments payable and for the performance of other obligations under this Agreement that are due on a specified or determinable date will be of the essence of this Agreement (subject always to any applicable grace period).

16.10	Notices

(a)	All notices and other communications given under or in connection with this Agreement shall be in writing (including telefax and e-mail) and in English, and shall be deemed to be received as follows:

(i)

If the notice or other communication is sent by telefax, it shall be deemed to be received at the time of receipt by the sender of a transmission report indicating that all pages of the telefax transmission were properly transmitted (unless the recipient notifies the sender promptly, or if received after 5:30 p.m. local time, by no later than 10:00 a.m. local time the following Business Day, that the transmission was incomplete or illegible, in which case the telefax shall be deemed to have been received at the time of receipt by the sender of a further clear transmission report on retransmitting the telefax), provided the relevant telefax transmission (or retransmission, as the case may be) was transmitted to the receiver between 9:00 a.m. and 5:30 p.m. local time. If it was transmitted later, then it shall be deemed to have been received at 9:00 a.m. local time on the succeeding Business Day.

(ii)	In any other case, the notice or other communication shall be deemed to be received when delivered to the address or e-mail address (if any) specified in Section 16.10(b).

(b)	All such notices, requests, demands and other communications shall be sent:

(i) to Lessor at:	Wilmington Trust Company as Owner Trustee
for Aircraft MSN 2480 Trust
Address: 1100 North Market Street, Wilmington,
Delaware, 19890-1605
Attention: Corporate Trust Administration
Telephone: 302-636-6000
Facsimile: 302-636-4141

With a copy to:
Albifrons Ltd.
Address: 3rd Floor, 76 Lower Baggot Street,
Dublin 2, D02 EK81, Ireland
Attention: Directors
Telephone: +353.1.619.2354
E-mail: Matthew Tracey | DMS Governance <MTracey@dmsgovernance.com>

With a copy to:
Magnetic Leasing Ltd.
Address: Konstitucijos ave. 7, 09308 Vilnius, Lithuania
Attention: Directors
Telephone: +37052000658
E-mail: hello@magneticleasing.com

(ii) to Lessee at:	Global Crossing Airlines, Inc.
4200 N.W. 36th Street
Building 5A Miami Intl Airport
Miami Florida 33166
Attention: Edward Wegel, CEO/
Ryan Goepel, CFO
Telephone:305 869-4780
E-mail: ed.wegel@globalairlinesgroup.com
Ryan.goepel@globalairlinesgroup.com

or to such other address, e-mail address or telefax number as shall have been notified by one party to the other in the manner set out in this Section 16.10.

16.11	Sole and Entire Agreement

This Agreement is the sole and entire agreement between Lessor and Lessee in relation to the leasing of the Aircraft, and supersedes all previous agreements in relation to that leasing. The terms and conditions of this Agreement can only be varied by an instrument in writing executed by both parties or by their duly authorized representatives.

16.12	Indemnities

All rights expressed to be granted to each Indemnitee under this Agreement (other than any Financing Party) are given to Lessor as agent for and on behalf of that Indemnitee.

16.13	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall constitute an original and, when taken together, all of which shall constitute one and the same Agreement.

16.14	English Language

All documents delivered to the Lessor pursuant to this Agreement will be in English or, if not in English, will be accompanied by a certified English translation. If there is any inconsistency between the English version of this Agreement and any version in any other language, the English version will prevail.

16.15	Further Assurances

Lessee shall promptly and duly execute and deliver to Lessor such further documents and assurances and take such further action as Lessor may from time to time reasonably request in order to carry out more effectively the intent and purpose of this Agreement and to establish and protect Lessor’s title to the Aircraft, the interests of any subsequent transferee and Lessor’s rights and remedies created or intended to be created under the Operative Documents.

16.16	Confidentiality

Neither Lessor nor Lessee shall, without the other’s prior written consent, communicate or disclose the terms of this Agreement or any information or documents furnished pursuant to this Agreement (except to the extent that the same are within the public domain) to any third party (other than any Financing Party, any prospective Transferee, any material investor in Lessee or creditor in Lessee, Head Lessors, the respective external legal advisers, auditors, insurance brokers or underwriters of Lessor, Lessee and such parties, and the Airframe Manufacturer and Engine Manufacturer); provided, that disclosure will be permitted, to the extent required:

(a)	pursuant to an order of any court of competent jurisdiction; or

(b)	pursuant to any procedure for discovery of documents in any proceedings before any such court; or

(c)	pursuant to any law or regulation having the force of law; or

(d)	pursuant to a lawful requirement of any authority with whose requirements the disclosing party is legally obliged to comply; or

(e)	in order to perfect any assignment of any assignable warranties.

[signature page follows]

In WITNESS WHEREOF, the Parties have executed this Aircraft Lease Agreement MSN2480 the day and year first above written

For and on behalf of the Lessor:		For and on behalf of the Lessor:

Wilmington Trust Company as Owner Trustee for Aircraft MSN 2480 Trust, not in its individual capacity but solely as Owner Trustee under the Trust Agreement		Global Crossing Airlines Inc.

Signature:	/s/ Jose Parades	Signature:	/s/ Edward J Weler
Name:	Jose Parades	Name:	Edward J Weler
Title:	Assistant Vice President	Title:	CHMN / CEO

SCHEDULE 1 – DESCRIPTION OF AIRCRAFT

Part 1

Aircraft Specification

IDENTIFICATION:

Aircraft Model:	A321-231

Registration Mark:	N277GX

Serial Number:	2480

Date of Manufacture:

ENGINES:

Manufacturer:	International Aero Engines

Model and Type:	V2533-A5

Serial Numbers:	V11437

V12767

APU:

Manufacturer:	Honeywell

Model:	131-9A

Part Number:	3800708-1

Serial Number:	P-4882

LANDING GEAR:

Position:	Nose	Left Main	Right Main

Manufacturer:	Messier-Dowty	Messier-Dowty	Messier-Dowty

Part Number:	D23757500-9	201585003-020	201585004-020

Serial Number:	14B31805	M-DG-0444	M-DG-0445

SCHEDULE 1 – DESCRIPTION OF AIRCRAFT

Part 2

Aircraft Documents

A.	Certificates

A001	Certificate of Airworthiness

A002	Current Aircraft Registration

A003	C of A for Export (if applicable)

A004	Noise Limitation Certificate (AFM page)

A005	Radio Station License

A006	Aircraft deregistration confirmation (if applicable)

B.	Aircraft Maintenance Status Summaries

B001	Certified current Time in Service (Hours & Cycles) and maintenance status

B002	Certified status of Airframe & Appliance Airworthiness Directives including method of compliance

B003	Certified status of Service Bulletins Incorporated

B004	Certified inventory of OC/CM Components (Fitted listing)

B006	Certified status of Check/Inspection History & Current Status of Checks

B007	Aircraft Accident & Incident Statement

B008	Structural repairs and damage Status (including Dent & Buckle Chart)

B009	Aircraft Log Book

C.	Aircraft Maintenance Records

C001	Technical Logs (Minimum of 2 months)

C002	A Checks - Last complete cycle of A Checks (or equivalent)

C003	C Checks - Last Complete cycle of C Checks (or equivalent)

C004	Last Weighing Report including Schedule

D.	Configuration Status

D001	Approved and certified LOPA

D002	Emergency Equipment Drawing/Listing

D003	Loose Equipment Inventory

E.	Aircraft Historical Records

E001	C of A (Export) from State of Manufacture

F.	Engine Records

F001	Certified Statement on Status of Each Engine

F002	Certified Status of Engine Airworthiness Directives including Method of Compliance

F003	Certified LLP Listing

F004	Copies of Last Shop Visit (Mini pack)

F005	Condition Monitoring Report

F006	Last Borescope Report of Combustor and HPT, including video if available

F007	Engine Accident & Incident Statement

F020	Engine oil used statements and certifications

G.	APU

G001	Certified Statement on Status of APU

G002	Copies of APU Last Shop Visit

G004	Type of APU Oil Used

H.	Component Records

H001	Approved Release to Service Certification for Hard Time Components (if available)

H002	Approved Release to Service Certification for OC/CM Components (if available) – for last 02 years of component installation in Aircraft Inspection Report configuration.

I.	Landing Gears

I001	Approved Release to Service Certification for major assemblies on each Gear from last Overhaul

I002	Certified Current Status of LLP’s for each Gear showing P/N, S/N

I003	Last shop visit document

J.	Manuals

Updated	Manufacturer’s Manuals will be delivered with the Aircraft (if available).

SCHEDULE 2 – OPERATING CONDITION AT DELIVERY

[***]

SCHEDULE 3 – OPERATING CONDITION AT REDELIVERY

[***]

SCHEDULE 4 – INSURANCE REQUIREMENTS

1.	The Insurances required to be maintained are as follows:

a.	HULL “ALL RISKS” of loss or damage while flying and on the ground with respect to the Aircraft for the Agreed Value and with a deductible not exceeding the Hull Insurance Deductible.

b.

HULL WAR AND ALLIED PERILS, covering those war risks excluded from the Hull “All Risks” Policy to the extent such coverage is available from the leading international insurance markets, for the Agreed Value (with form LSW555D exclusions being acceptable except to the extent applying while the Aircraft is under power and except to the extent that coverage in respect of such exclusions is commercially available in the insurance market);

c.

“ALL RISKS” PROPERTY INSURANCE (INCLUDING WAR AND ALLIED RISK except when on the ground or in transit other than by air or sea) on all Engines and Parts when not installed on the Aircraft (to the extent not covered under the Aircraft hull insurances described in paragraphs (a) and (b) above), including Engine test and running risks, in an amount equal to replacement value in the case of the Engines; and

d.

AIRCRAFT THIRD PARTY, BODILY INJURY/PROPERTY DAMAGE, PASSENGER, BAGGAGE, CARGO AND MAIL AND AIRLINE GENERAL THIRD PARTY (INCLUDING PRODUCTS) LEGAL LIABILITY for a combined single limit (Bodily Injury/Property Damage) of an amount not less than the Minimum Liability Coverage for the time being in respect of any one occurrence (but, in respect of products liability, this limit may be an aggregate limit for any and all losses occurring during the currency of the policy, and in respect of liability arising out of certain offences, the limit (within the said combined single limit) may be $25,000,000 in respect of any one offence and in the aggregate, and cargo and mail legal liability may be subject to a limit of $1,000,000 any one occurrence); War and Allied Risks are also to be covered under the Policy to the extent available in the leading international insurance markets. The Minimum Liability Coverage may be adjusted upwards from time to time to such an amount as Lessor may be advised by its insurance brokers constitutes the standard Minimum Liability Coverage applicable to aircraft of the make, model and series as the Aircraft operating internationally by an airline similarly situated as Lessee. If Lessee disputes any such adjustment, the matter shall be referred to a reputable independent insurance broker appointed by Lessor, whose decision, acting as expert, shall be conclusive and binding on Lessee.

2	All required hull and spares insurance specified in Sections 1(a), 1(b) and 1(c) above, so far as it relates to the Aircraft, will:

a.

provide that any loss will be settled with Lessee (who undertakes to consult with Lessor in regard thereto), and any claim that becomes payable on the basis of a Total Loss shall be paid in Dollars to Lessor (unless or until the Lessor notifies Lessee that said payments should be made to a Financing Party) as sole loss payee up to the Agreed Value, and loss proceeds in excess of the Agreed Value shall be payable to Lessee, with any other claim being payable as may be necessary for the repair of the damage to which it relates;

b.	if separate Hull “All Risks” and “War Risks” insurances are arranged, include a 50/50 provision in the terms of Lloyd’s endorsement AVS103 or its equivalent; and

c.	confirm that the Insurers are not entitled to replace the Aircraft in the event of a Total Loss.

3	All required liability insurances specified in Section 1(d) above will:

a.

include the Indemnitees as additional insureds for their respective rights and interests; but the coverage provided will not include claims arising out of their legal liability as manufacturer, repairer or servicing agent of the Aircraft or any Engine or Part;

b.	include a severability of interest clause;

c.

contain a provision confirming that the policy is primary without right of contribution and that the liability of the insurers will not be affected by any other insurance of which any Indemnitee or Lessee have the benefit; and

d.	accept and insure the indemnity provisions of this Agreement to the extent of the risks covered by the relevant policy or policies.

4	All Insurances specified in Sections 1(a) through (d) above will:

a.	be in accordance with normal industry practice of Persons operating similar aircraft in similar circumstances;

b.

provide coverage on a worldwide basis subject to those territorial exclusions which are usual and customary for carriers similarly situated with Lessee in the case of War Risks and Allied Perils coverage which are advised to and approved by Lessor, such approval not to be unreasonably withheld;

c.	acknowledge that the insurers are aware that the Aircraft is owned by Lessor and is subject to this Agreement;

d.

provide that, in relation to the interests of each of the additional insureds, the Insurances will not be invalidated by any act or omission of the Insured which results in a breach of any terms, conditions or warranty of the policies;

e.

provide that the Insurers will waive any rights of recourse and/or subrogation against each additional insured to the same extent that Lessee has waived or has no rights of recovery against such additional insured in the Lease;

f.

provide that the additional insureds will have no obligation or responsibility for the payment of any premiums (but reserve the right to pay the same should any of them elect to do so) and that the Insurers will waive any right of offset or counterclaim against the respective additional insureds other than for outstanding premiums in respect of the Aircraft, any Engine or Part;

g.

provide that, except in the case of any provision for cancellation or automatic termination specified in the policies or endorsements thereof, the Insurance can only be canceled or materially altered in a manner adverse to the additional insureds by giving at least 30 days’ written notice to Lessor and each Financing Party, except in the case of war risks (or radioactive contamination), for which seven days’ written notice (or such lesser period as is or may be customarily available in respect thereof) will be given; and

h.	include a services of suit clause.

5

Where any provision of this Schedule 4 conflicts with the provisions of the airline finance/lease contract Endorsements AVN67B and AVN67B (Hull War) (or any successor provisions then current) adopted by the Lloyd’s Aviation Underwriter’s Association (or any successor endorsements), Lessor agrees that the provisions of AVN67B and AVN67B (Hull War) (or any successor provisions then current), respectively (or any successor endorsements), will apply to the exclusion of the provisions of this Schedule 4.

SCHEDULE 5 – REIMBURSEMENT BY LESSOR FROM SUPPLEMENTAL RENT AMOUNTS

1.	Reimbursement by Lessor

Subject to paragraph 4 below and provided that no Event of Default has occurred which is continuing, the Lessor will pay to the Lessee the amounts referred to in paragraph 3 below by way of reimbursement of the cost incurred by the Lessee in performing the tasks specified in paragraph 2 (the “Relevant Work”), in each case provided that:

(a)

the Lessor has received the Lessee’s claim (the “Reimbursement Claim”) for payment (supported by invoices or receipts to its reasonable satisfaction from the Lessee evidencing the performance, cost and proof of payment of (or, where the Lessor is to pay the maintenance provider directly, proof of completion of) the Relevant Work);

(b)

the Lessee has notified the Lessor in advance in writing of its intention to carry out the Relevant Work and has given the Lessor an estimate in reasonable detail of the estimated cost (which it is hereby acknowledged may change as a result of workshop findings) which has been reviewed and accepted (such acceptance not to be unreasonably withheld) by the Lessor within seven (7) days of receipt of such notice and prior to the commencement of the Relevant Work. If requested by the Lessor, the Lessee or the Lessee’s agents shall have given the Lessor or the Lessor’s representative reasonable access to observe the carrying out or inspect the completion of the Relevant Work;

(c)

the Relevant Work has been performed in accordance with the Maintenance Programme, WPG, Manufacturers’ and Suppliers’ applicable documents, and documented in accordance with the Lease including but not limited to full traceability of LLP’s;

(d)

the Relevant Work is required for other reasons than as a result of any ingestion, any form of foreign object damage, faulty maintenance or repair, improper operation, abuse, misuse, neglect, incident or accidental cause or compliance with any ADs, SBs or CNs;

(e)	to the extent the cost of the Relevant Work is not recoverable under the Insurances or any manufacturer warranty, guarantee or concessionary adjustment available to the Lessee;

(f)

the Lessor will not reimburse the cost of work to non-modular components of each Engine (including but not limited to thrust reversers, nacelles, line replaceable units (LRU’s) and aircraft system quick engine change parts (QEC’s) like hydraulic pump, electrical generator, CSD and etc;

(g)

the Lessor will not reimburse the cost of transportation, handling, mark up, exchange fees, or the cost of obtaining customs clearance for importation of parts (including, but not limited to, import/export duties, levies and other Taxes);

(h)

in the case of a reimbursement in respect of the replacement of an LLP, only due to life limitation, and such payment to be made within thirty (30) days of the receipt by the Lessor of the relevant Reimbursement Claim. No Reimbursement Claim may be submitted after the end of the Term that has not been notified to the Lessor prior to the end of the Term, whether in the Redelivery Certificate or otherwise; and

(i)

accrued Engine LLP Supplemental Rent may be used exceptionally for respective Engine LLP replacement; accrued Engine Performance Restoration Supplemental Rent may be used exceptionally for respective Engine Performance Restoration.

2	Scope of Relevant Work

The following items shall be the “Relevant Work” for which a Reimbursement Claim may be made:

(a)	Engine Performance Restoration;

(b)	Engine LLPs Replacement.

further each referred to as “Reimbursement Item”.

3	Amount of Lessor contribution

Subject to paragraphs 1 and 4:

(a)	The Lessor will pay to the Lessee in relation to any Relevant Work on a Reimbursement Item, an amount equal to the lesser of:

(i)	the cost of that Relevant Work, or

(ii)

the balance, at the date of the commencement of, or removal of the particular item from the Airframe for, the Relevant Work, of the Supplemental Rent amount paid under Section 5.3(b)(i) and (ii) with respect to the particular Reimbursement Item after deducting any amounts already paid by the Lessor under this paragraph 3 in relation to that Reimbursement Item.

(b)	Any shortfall between the Supplemental Rent for any Relevant Work on a Reimbursement Item and the relevant Reimbursement Claim amount shall be for the Lessee’s account.

(c)	Any reimbursement by the Lessor from the Supplemental Rent shall be applied only against the intended Relevant Work for which a Reimbursement Claim has been made.

4	Lessor replacement of Engines, APU

If Relevant Work is required during the Term in connection with the Engines, Lessor may at its option (which is not obligation) to provide Lessee with replacement similar engine / APU owned or leased by Lessor, in exchange for any Engine / APU in order to avoid maintenance on the respective Engine / APU in which case the replacement engine / APU will become an “Engine” “APU” under the Lease and the replaced Engine / APU, will cease to be an “Engine” / “APU” under the Lease and will, at the Lessor’s option, be returned to Lessor, at Lessor’s cost.

SCHEDULE 6 – CERTIFICATE OF ACCEPTANCE

Form of Certificate of Acceptance

CERTIFICATE OF ACCEPTANCE

This Certificate of Acceptance is delivered on the date set forth in paragraph 1 below by [_] (the “Lessee”) to [_] (the “Lessor”) pursuant to Lease Agreement MSN [_], dated [_], between Lessor and Lessee (the “Agreement”). Capitalized terms used but not defined in this Certificate of Acceptance shall have the meaning given to such terms in the Agreement.

1.	Details of Acceptance.

Lessee hereby confirms to Lessor that Lessee has at     :    .m. G.M.T. on this                     day of                  2021, at                      , accepted the following, in accordance with the provisions of the Agreement.

a.	[model] airframe, bearing manufacturer’s serial number [_] registration mark [_];

b.	[model] engines, bearing manufacturer’s serial numbers [_];

c.	all Parts installed on, attached to or appurtenant to the Airframe and Engines; and

d.	the Aircraft Documents specified in Part 2 of Schedule 1 to the Agreement.

2.	Lessee’s Confirmation. Lessee confirms to Lessor that as at the time indicated above, being the time of Delivery:

a.	Lessee’s representations and warranties contained in Sections 2.1 and 2.2 of the Agreement are hereby repeated;

b.	the Aircraft is insured as required by the Agreement; and

c.	Lessee confirms that there have been affixed to the Aircraft and the Engines the fireproof notices required by the Agreement.

3.

Lessor’s Confirmation. Lessor confirms to Lessee that, as at the time indicated above, being the time of Delivery, Lessor’s representations and warranties contained in Section 2.4 of the Agreement are hereby repeated.

IN WITNESS WHEREOF, the Parties have executed this Certificate of Acceptance on the day set forth in Section 1 of this Certificate.

For and on behalf of the Lessor:	For and on behalf of the Lessee:

Signature:	Signature:
Name:	Name:
Title:	Title:

SCHEDULE 7 – CERTIFICATE OF DELIVERY CONDITION

Form of Certificate of Delivery Condition

This Certificate of Delivery Condition is delivered on                              by [_] (the “Lessee”) to [_] (the “Lessor”) pursuant to Lease Agreement MSN [_], dated                     , between Lessor and Lessee (the “Agreement”). Capitalized terms used but not defined in this Certificate of Delivery Condition shall have the meaning given to such terms in the Agreement.

1.

Aircraft Acceptance. Lessee hereby confirms to Lessor that, pursuant to the Agreement, Lessee has accepted the [model] airframe bearing manufacturer’s serial number [_], registration mark [_], together with the [model] aircraft engines bearing manufacturer’s serial numbers [_], all Parts installed on, attached to or appurtenant to the Airframe and Engines and the Aircraft Documents, and Lessor and Lessee agree that such Airframe, Engines and Parts are in the condition set forth on the attached Annex 1.

2.

Confirmation of Delivery Condition. Lessee confirms to Lessor that at the time of acceptance of the Aircraft, the Aircraft complied in all respects with the condition required at Delivery under Section 4.2 and Schedule 2 of the Agreement, except for the items (if any) listed on the attached Annex 2 (the “Discrepancies”). Lessor and Lessee agree that the Discrepancies (if any) shall be corrected as set forth on the attached Annex 2.

IN WITNESS WHEREOF, the Parties have executed this Certificate of Delivery Condition on the date set forth at the beginning of this Certificate.

For and on behalf of the Lessor:	For and on behalf of the Lessee:

Signature:	Signature:
Name:	Name:
Title:	Title:

ANNEX 1

MAINTENANCE STATUS AT DELIVERY

DATE:

AIRFRAME TIME:	[ ]
Total Flight Hours:	[ ]
Total Cycles:	[ ]

AIRFRAME LIMITS:

Type of Check:	[ ]
Check Interval:	[ ]
Time Since Last Check:	[ ]

ENGINE DATA:

Position:	No. 1	No. 2
Model:	[ ]	[ ]
Serial Numbers:	[ ]	[ ]
Total Flight Hours:	[ ]	[ ]
Total Cycles:	[ ]	[ ]
Flight Hours Since Last CER:	[ ]	[ ]
Cycles Since Last CER:	[ ]	[ ]
Flight Hours to Next Hard Limit:	[ ]	[ ]
Cycles to Next Hard Limit:	[ ]	[ ]

APU:

Manufacturer:	[ ]
Model:	[ ]
Serial Numbers:	[ ]
Total Flight Hours:	[ ]
Total Cycles:	[ ]
Flight Hours Since Last CER:	[ ]
Cycles Since Last CER:	[ ]

Flight Hours Remaining on LLPs:		[ ]

Cycles Remaining on LLPs:		[ ]

LANDING GEAR LIMITS:
Position:	Nose		Left	Right

Overhaul Interval:	[ ]		[ ]	[ ]

Time Since Overhaul:	[ ]		[ ]	[ ]

Time to Next Overhaul:	[ ]		[ ]	[ ]

FUEL ON BOARD AT DELIVERY:                         lbs.

ANNEX 2

DISCREPANCIES

Description of Discrepancy	Agreed Corrective Action

SCHEDULE 8 – FORM OF IDERA

IRREVOCABLE DE-REGISTRATION AND EXPORT REQUEST AUTHORISATION

[Date]

To: [Name of Aviation Authority]

Re: Irrevocable De-Registration and Export Request Authorisation

The undersigned is the registered operator of the Airbus [] aircraft bearing manufacturer’s serial number 2480 and registration mark [*] and having two (2) [] engines with manufacturer’s serial numbers [] and [] (together with all installed, incorporated or attached accessories, parts and equipment, the “Aircraft”).

This instrument is an irrevocable de-registration and export request authorisation issued by the undersigned in favour of [], (the Authorised Party) under the authority of Article XIII of the Protocol to the Convention on International Interests in Mobile Equipment on Matters specific to Aircraft Equipment. In accordance with that Article, the undersigned hereby requests:

1 recognition that the Authorised Party or the person it certifies as its designee is the sole person entitled to:

a)

procure the de-registration of the Aircraft from the [civil aircraft register] maintained by the [Name of Aviation Authority] for the purposes of Chapter III of the Convention on International Civil Aviation, signed at Chicago, on 7 December 1944, and

b)	procure the export and physical transfer of the Aircraft from []; and

2 confirmation that the Authorised Party or the person it certifies as its designee may take the action specified in clause 1 above on written demand without the consent of the undersigned and that, upon such demand, the authorities in [] shall co-operate with the authorised party with a view to the speedy completion of such action.

The rights in favour of the Authorised Party established by this instrument may not be revoked by the undersigned without the written consent of the Authorised Party.

Please acknowledge your agreement to this request and its terms by appropriate notation in the space provided below and lodging this instrument in the [Name of Aviation Authority].

[Lessee]

Signed:

Agreed to and lodged by [Name of Aviation Authority]:

Signed:

Name:

Title:

Date:

SCHEDULE 9 – MONTHLY UTILIZATION AND STATUS REPORT

Month ending

[Lessor]

[address]

ATTN:

Fax:

E-mail:

A/C TYPE	A/C SERIAL#	REGIS.#
		CALENDAR	HOURS (1)	CYCLES
A/C TOTAL HOURS & CYCLES SINCE NEW AS OF LAST REPORT

A/C TOTAL HOURS & CYCLES SINCE NEW (CURRENT REPORT)

AIRCRAFT HOURS & CYCLES FLOWN DURING MONTH

DATE/HOURS/CYCLES @ ACCOMP OF LAST C CHECK OR EQUIV.

INTERVALS FOR C CHECK OR EQUIVALENT

DATE/HOURS/CYCLES @ ACCOMP OF LAST D CHECK OR EQUIV.

INTERVALS FOR D CHECK OR EQUIVALENT

ENGINE TYPE	ENG SERIAL#	THRUST RATING (Lbs)
ORIGINAL POSITION

CURRENT LOCATION (A/C & Position, in Shop, Spare, etc.) See Note (2)
		HOURS (1)	CYCLES

ENG TOTAL HOURS & CYCLES SINCE NEW AS OF LAST REPORT

ENG TOTAL HOURS & CYCLES SINCE NEW (CURRENT REPORT)

TOTAL HOURS & CYCLES FLOWN DURING MONTH

ENGINE LIMITER(S) (DESCRIPTION – ie C1 Disk, T1 Disk, etc.)

ENGINE LIMITER HOURS/CYCLES REMAINING

ENGINE HOURS & CYCLES SINCE LAST SHOP VISIT

LANDING GEAR		CALENDAR	HOURS	CYCLES
NOSE GEAR SERIAL #	TOTAL HOURS & CYCLES
TSO (Hrs/Cyc/Months as App)
TIME SINCE INSTLLN (Hrs/Cyc/Months as App)
OVERHAUL INTERVAL (Hrs/Cyc/Months as App)

LH MAIN GEAR SERIAL #	TOTAL HOURS & CYCLES
TSO (Hrs/Cyc/Months as App)
TIME SINCE INSTLLN (Hrs/Cyc/Months as App)
OVERHAUL INTERVAL (Hrs/Cyc/Months as App)

RH MAIN GEAR SERIAL #	TOTAL HOURS & CYCLES
TSO (Hrs/Cyc/Months as App)
TIME SINCE INSTLLN (Hrs/Cyc/Months as App)
OVERHAUL INTERVAL (Hrs/Cyc/Months as App)

APU MFR	APU MODEL	APU S/N
CURRENT LOCATION (On A/C#, In Shop, etc.)
			HOURS	CYCLES
TOTAL HOURS & CYCLES SINCE NEW (If available)

HOURS & CYCLES FLOWN DURING MONTH

HOURS & CYCLES SINCE LAST SHOP VISIT

Notes:

(1)	List Hours in Hours + Minutes format for this portion of the report where applicable.

(2)	Record Engine data for only the engines owned by Lessor whether or not installed on this aircraft. If collateral engine goes into the shop, provide TT, TC and date of removal.

Also provide engine disk sheets & last workscope whenever an engine comes out of a shop visit.

(3)	Please advise any routine checks Airworthiness Directives and Service Bulletins performed during the month, as well as details of any repairs accomplished which were beyond SRM limits.

(4)	Also advise any Airframe Maintenance Checks, Engine scheduled shop visits or landing gear or APU overhauls or replacements scheduled to be performed within the next 12 months